

As filed with the Securities and Exchange Commission on December 13, 2004

                                                          Registration No. 333 -
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                   VoIP, Inc.
            ---------------------------------------------------------
           (Name of Small Business Issuer as Specified in its Charter)

             Texas                    3661                      75-278/5941
 ----------------------------   ------------------------  ----------------------
(State or Other Jurisdiction      (Primary Standard           (I.R.S. Employer
             of                Industrial Classification  Identification Number)
Incorporation or Organization)       Code Number)

                         12330 SW 53rd Street, Suite 712
                         -------------------------------
                            Ft. Lauderdale, FL 33330
                                  (954)434-2000
                        (Address and Telephone Number of
          Principal Executive Offices and Principal Place of Business)

                                 Steven Ivester
                      President and Chief Executive Officer
                                   VoIP, Inc.
                         12330 SW 53rd Street, Suite 712
                            Ft. Lauderdale, FL 33330
                                  (954)434-2000
             -------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

--------------------------------------------------------------------------------
                                   Copies to:
                              Ronald L. Brown, Esq.
                                Andrews Kurth LLP
                          1717 Main Street, Suite 3700
                                Dallas, TX 75201
                                 (214) 659-4400

--------------------------------------------------------------------------------
                  Approximate date of commencement of proposed
              sale to the public: As soon as practicable after the
                 effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the  Securities  Act,  check the following box and list the
Securities  Act  registration   statement   number  of  the  earlier   effective
registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


                                                              Proposed                 Proposed
                                                               Maximum                 Maximum
        Title of Each                  Amount                 Offering                Aggregate               Amount of
     Class of Securities               to be                  Price Per                Offering              Registration
      to be Registered             Registered(1)              Share(2)                  Price                     Fee
------------------------------ ----------------------- ------------------------ ----------------------- -----------------------
Common Stock, $0.001 par
         value                       4,349,000                  $1.61                 $7,001,890                 $859
------------------------------ ----------------------- ------------------------ ----------------------- -----------------------

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate number of additional shares that may be issuable in connection with share splits, share dividends or similar transactions.
--------------------------------------------------------------------------------
(2) Estimated pursuant to Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the bid and asked prices for the Company's common stock as reported within five business days prior to the date of this filing.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

 -------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION DATED DECEMBER 13, 2004

 -------------------------------------------------------------------------------


                                   PROSPECTUS



                                    4,349,000

                                     SHARES

                                   VoIP, INC.

                                  COMMON STOCK


--------------------------------------------------------------------------------

         The persons listed in this Prospectus under "Selling Shareholders" may offer and sell from time to time up to an aggregate of 4,349,000 shares of our common stock that they have acquired or will acquire from us, including those shares that may be acquired upon exercise of warrants granted by us. Information on the selling shareholders, and the times and manner in which they offer and sell shares of our common stock, is provided under "Selling Shareholders" and "Plan of Distribution" in this Prospectus.

         We will not receive any proceeds fro the sale of the common stock by the selling shareholders. We will bear the costs and expenses of registering the common stock offered by the selling shareholders. Selling commissions, brokerage fees, and applicable transfer taxes are payable by the selling shareholders.

         Our common stock is listed on the Over-The-Counter Bulletin Board ("OTCBB") under the symbol "VOII"). On December 07, 2004, the closing bid price for our common stock on the OTCBB was $1.56 per share.

         BEFORE PURCHASING ANY OF THE SHARES COVERED BY THIS PROSPECTUS, CAREFULLY READ AND CONSIDER THE RISK FACTORS INCLUDED IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 5 YOU SHOULD BE PREPARED TO ACCEPT ANY AND ALL OF THE RISKS ASSOCIATED WITH PURCHASING THE SHARES, INCLUDING A LOSS OF ALL OF YOUR INVESTMENT.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             The date of this Prospectus is _____________, 2004.

         You should rely only on the information contained in this Prospectus. We have not authorized any other person to provide you with information different from that contained in this Prospectus. The information contained in this Prospectus is complete and accurate only as of the date of the front cover page of this Prospectus, regardless of the time of delivery of this Prospectus or the sale of any common tock. The Prospectus is not an offer to sell, nor is it an offer to buy, our common stock in any jurisdiction in which the offer or sale is not permitted.

         We have not taken any action to permit a public offering of our shares of common stock outside of the United States or to permit the possession or distribution of this Prospectus outside of the United States. Persons outside of the United States who came into possession of this Prospectus must inform themselves about and observe any restrictions relating to the offering of the shares of common stock and the distribution of this Prospectus outside of the United States.

                               PROSPECTUS SUMMARY

         The  following  summary is  qualified in its entirety by, and should be
read  in  conjunction   with,  the  more  detailed   information  and  financial
statements, including the notes, appearing elsewhere in this Prospectus.

                                  CERTAIN RISKS

         Detailed information about the risks of investing in the offering are set forth in "Risk Factors" beginning on page 5. Potential investors should specifically be aware of the following:

         o        We have never achieved a profitable level of operations.

         o For the past two fiscal years, our auditors have expressed a qualified opinion on our financial statements, expressing substantial doubts about our ability to continue operating as a going concern.

         o        Our net losses in 2003 were $352,968.

         o Our net losses for the period ending September 30, 2004 were $4,610,370 versus a loss of $53,621 for the same period in 2003.

         o As of September 30, 2004, our working capital deficit was $348,950 and our accumulated deficit was $5,235,017.

         o We have relied upon sales of debt and equity securities, many to persons related to management, to obtain enough funds to continue operating. Such sales amounted to $2,170,572 through November 30, 2004.

         o As of November 30, 2004, a total of 6,200,000 shares of common stock are issuable upon exercise of warrants at rates as low as $1.00 per share, which will result in additional dilution to our common shareholders.

         o There is an inactive trading market in our common stock, and the market for our stock is illiquid and volatile.

                                   THE COMPANY

         VoIP, Inc., a Texas corporation, is a holding company of businesses centered on the development and sale of technology, services and products for Voice-over-Internet Protocol (VOIP), wireless and multimedia applications.

         For a more detailed discussion of our history and our business, see "Business and Properties" beginning on page 16, and "Management Discussion and Analysis or Plan of Operation," beginning on page 24.

                                  THE OFFERING

         Up to 4,349,000 shares of our issued and outstanding common stock are being offered and sold by the selling shareholders. We will not receive any of the proceeds from the sale of those shares. Such shares include 2,549,000 shares sold in private placements to accredited investors from July 2004 until November 11, 2004 and 1,800,000 shares issuable upon exercise of stock purchase warrants granted in connection with the sale of the common stock, at exercise prices ranging from $1.20 to $1.75.

                              PLAN OF DISTRIBUTION

         Sales of common stock may be made by or for the account of the selling shareholders in the over-the-counter market or on any exchange on which our common stock may be listed at the time of sale. Shares may also be sold in block transactions or private transactions or otherwise, through brokers or dealers. Brokers or dealers may be paid commissions or receive sales discounts in connection with such sales. The selling shareholders must pay their own commission and absorb the discounts. Brokers or dealers used by the selling shareholders will be underwriters under the Securities act of 1933. In addition, any selling shareholders that are a broker/dealer will be underwriters under the Securities Act with respect to the common stock offered hereby. In lieu of making sales through the use of this Prospectus, the selling shareholders may also make sales of the shares covered by this Prospectus pursuant to Rule 14 4or
Rule 144A under the Securities Act.

                                                    SELECTED FINANCIAL INFORMATION

Balance Sheet Data:                               September 30,     December 31,
                                                      2004             2003
                                                   ----------       ----------
                                                  (unaudited)

Total assets                                       $8,567,407       $  259,458
Long-term liabilities, net                               --               --
Total liabilities                                   1,896,516          151,166
Shareholders' equity                                6,670,891          108,292



                                    Nine Months Ended               Year Ended
                                       September 30                 December 31,
Statements of Operations Data:     2004           2003           2003            2002
----------------------------- ------------   ------------   ------------   -----------
Revenue                       $ 1,015,065    $     5,075    $     8,678    $     1,018
Operating (loss)(1)            (4,610,370)       (53,621)      (101,434)       (61,926)
Net (loss) (1)                 (4,610,370)       (53,621)      (352,968)       (61,926)
Net (loss) per common share         (0.42)         (0.03)         (0.20)         (0.04)


         (1) Includes $3,520,000 non-cash compensation expenses resulting from the issuance to executive officers of warrants to purchase 4,400,000 shares of common stock for $1.00 per share.

         See "Financial Statements" beginning on Page F-1.

                                  RISK FACTORS

         You should carefully consider each of the following risk factors and all of the other information in this Prospectus. If any of the following risks and uncertainties develops into actual events, our business, financial condition or results of operations could be materially and adversely affected. If that happens, the trading price of our Shares could decline significantly. The risk factors below contain forward-looking statements regarding our company. Actual results could differ materially from those set forth in the forward-looking statements.

Cautionary Statement Regarding Forward-Looking Statements

         This Prospectus contains forward-looking statements relating to events anticipated to happen in the future. These forward-looking statements are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. Forward-looking statements also may be included in other written and oral statements made or released by us. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. The words "believe," "anticipate," "intend," "expect," "estimate," "project" and similar expressions are intended to identify forward-looking statements. Forward-looking statements describe our expectations today of what we believe is most likely to occur or may be reasonably achievable in the future, but they do not predict or assure any future occurrence and may turn out to be wrong. Forward-looking statements are subject to both known and unknown risks and uncertainties and can be affected by inaccurate assumptions we might make. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially. We do not undertake any obligation to publicly update any forward-looking statements to reflect new information or future events or occurrences. These statements reflect our current views with respect to future events and are subject to risks and uncertainties about us, including, among other things:

         o our ability to market our services successfully to new subscribers;
         o        our ability to retain a high percentage of our customers;
         o the possibility of unforeseen capital expenditures and other upfront investments required to deploy new technologies or to effect new business initiatives;
         o our ability to access markets and finance network developments and operations;
         o our expansion, including consumer acceptance of new price plans and bundled offerings;
         o        additions or departures of key personnel;
         o competition, including the introduction of new products or services by our competitors;
         o existing and future laws or regulations affecting our business and our ability to comply with these laws or regulations;
         o our reliance on the Regional Bell operating company's systems and provisioning processes;
         o        technological innovations;
         o        the outcome of legal and regulatory proceedings;
         o general economic and business conditions, both nationally and in the regions in which we operate; and
         o other factors described in this document, including those described in more detail below.

         We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this document.



                      RISK FACTORS RELATED TO OUR INDUSTRY

Our business may be adversely affected by developments in the telecommunications industry.

         Through the year 2000, the telecommunications market experienced rapid growth spurred by a number of factors, including deregulation in the industry, entry of a large number of new emerging service providers, growth in data traffic and the availability of significant capital from the financial markets. Commencing in 2001 and continuing thereafter, the telecommunications industry experienced a reversal of some of these trends, marked by a sharp contraction in the availability of capital, dramatic reductions in capital expenditures by service providers and financial difficulties and, in some cases, bankruptcies experienced by service providers. These conditions caused a substantial reduction in demand for telecommunications equipment.

         We expect the developments described above to continue to affect our business in the following manner:

         o        our ability to accurately forecast revenues is diminished;
         o        our revenues could be reduced; and
         o we may incur losses because a high percentage of our operating expenses are and will continue to be fixed in the short-term.

         Our business, operating results and financial condition could be materially and adversely affected by any one or a combination of the above.

The market for VoIP products for the new public network is evolving and our business will suffer if it does not develop as we expect.

         The market for our products is rapidly evolving. Our technology may not be widely accepted as a platform for voice and a viable market for our products may not develop or be sustainable. If this market does not develop, or develops more slowly than we expect, we may not be able to sell our products in significant volumes, or at all.

If we do not respond rapidly to technological changes or to changes in industry standards, our products could become obsolete.

         The market for VoIP products is likely to be characterized by rapid technological change and frequent new product introductions. We may be unable to respond quickly or effectively to these developments. We may experience difficulties with software development, hardware design, manufacturing or marketing that could delay or prevent our development, introduction or marketing of new products and enhancements. The introduction of new products by our competitors, the market acceptance of products based on new or alternative technologies or the emergence of new industry standards could render our existing or future products obsolete. If the standards adopted are different from those that we have chosen to support, market acceptance of our products may be significantly reduced or delayed. If our products become technologically obsolete, we may be unable to sell our products in the marketplace and generate revenues.

                          RISKS RELATED TO OUR COMPANY

Our revenues have been generated from a limited number of customers, and we will not be successful if we do not grow our customer base.

         To date, we have sold our products to a limited number of customers. To be successful, we will need to greatly expand our customer base and users of our products.

         The growth of our customer base could be adversely affected by:

         o        customer unwillingness to implement our new VoIP products;
         o any delays or difficulties that we may incur in completing the development and introduction of our planned products or product enhancements;
         o        new product introductions by our competitors;
         o        any failure of our products to perform as expected; or
         o any difficulty we may incur in meeting customers' delivery requirements.

         If we do not expand our customer base to include additional customers that deploy our products in all of their applications, our revenues will not grow significantly, or at all.

We will not retain customers or attract new customers if we do not anticipate and meet specific customer requirements or if our products do not interoperate with our customers' existing networks.

         To achieve market acceptance for our products, we must effectively anticipate, and adapt in a timely manner to, customer requirements and offer products that meet changing customer demands. Prospective customers may require product features and capabilities that our current products do not have. The introduction of new or enhanced products also requires that we carefully manage the transition from older products in order to minimize disruption in customer ordering patterns and ensure that adequate supplies of new products can be delivered to meet anticipated customer demand. If we fail to develop products and offer services that satisfy customer requirements, or to effectively manage the transition from older products, our ability to create or increase demand for our products would be seriously harmed and we may lose current and prospective customers.

         Many of our customers will require that our products be designed to interface with their existing networks, each of which may have different specifications. Issues caused by an unanticipated lack of interoperability may result in significant warranty, support and repair costs, divert the attention of our engineering personnel from our hardware and software development efforts and cause significant customer relations problems. If our products do not interoperate with those of our customers' networks, installations could be delayed or orders for our products could be cancelled, which would seriously harm our gross margins and result in loss of revenues or customers.

We may not become profitable.

         We have incurred significant losses since our inception and, as of September 30, 2004, had an accumulated deficit of $5,235,017. We have not achieved profitability on an annual or quarterly basis and may incur additional net losses in future quarters and years. Our revenues may not grow and we may not generate sufficient revenues to sustain profitability.

The unpredictability of our quarterly results may adversely affect the trading price of our common stock.

         Our revenues and operating results will vary significantly from quarter to quarter due to a number of factors, many of which are outside of our control and any of which may cause our stock price to fluctuate. The primary factors that may affect our revenues and results include the following:

         o fluctuation in demand for our VoIP products and the timing and size of customer orders;
         o        cancellations or deferrals of existing  customer orders or the renegotiations of existing contractual commitments;
         o        the  length  and  variability  of  the  sales  cycle  for  our products;
         o new product introductions and enhancements by our competitors and us; o timing of revenues recognition and amount of deferred revenues;
         o changes in our pricing policies, the pricing policies of our competitors and the prices of the components of our products;
         o our ability to develop, introduce and ship new products and product enhancements that meet customer requirements in a timely manner;
         o        the mix of product configurations sold;
         o our ability to obtain sufficient supplies of sole or limited source components;
         o our ability to attain and maintain production volumes and quality levels for our products;
         o costs related to acquisitions of complementary products, technologies or businesses; and
         o general economic conditions, as well as those specific to the telecommunications, networking and related industries.

         Our operating expenses are largely fixed in the short-term and, as a result, a delay in generating or recognizing revenues for the reasons set forth above, or for any other reason, could cause significant variations in our operating results. If revenues for a particular quarter are below expectations, we may not be able to reduce operating expenses proportionally for the quarter. Any such revenue shortfall would, therefore, have a disproportionate effect on our operating results for the quarter.

         We believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is likely that in some future quarters, our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock will probably substantially decrease.

We have incurred substantial losses resulting from issuance of warrants at prices below the market value of the common stock.

On August 4th, 2004, the Company issued 4,400,000 warrants to two executives to acquire 2,200,000 shares at $1.00 per share each. The additional compensation of $3,520,000, shown in General and Administrative expenses in the Consolidated Statement of Operations, is the difference between the market price of the shares and the $1.00 purchase price.



If we fail to retain needed personnel, the implementation of our business plan could slow or our future growth could halt.

         Our business depends upon highly-skilled engineering, sales, marketing and customer support personnel. Any failure to retain needed qualified personnel could impair our growth. Our future success depends upon the continued services of our executive officers who have critical industry experience and relationships that we rely on to implement our business plan. None of our officers or key employees is bound by employment agreements for any specific term. The loss of the services of any of our officers or key employees could delay the development and introduction of, and negatively impact our ability to sell, our products.

We may face risks associated with international sales that could impair our ability to grow our revenues abroad.

         We intend to market our products into international markets. This expansion will require significant management attention and financial resources to successfully develop direct and indirect international sales and support channels. In addition, we may not be able to develop international market demand for our products, which could impair our ability to grow our revenues. We have limited experience marketing, distributing and supporting our products internationally and, to do so, we expect that we will need to develop versions of our products that comply with local standards. Furthermore, international operations are subject to other inherent risks, including.

         o greater difficulty collecting accounts receivable and longer collection periods;
         o difficulties and costs of staffing and managing international operations;
         o        the impact of differing technical standards outside the United
                  States
         o        the  impact of  recession  in  economies  outside  the  United
                  States;
         o unexpected changes in regulatory requirements and currency exchange rates;
         o        certification requirements;
         o reduced protection for intellectual property rights in some countries;
         o        fluctuation in currency exchange rates;
         o        potentially adverse tax consequences; and
         o        political and economic instability

We are entirely dependent upon our VoIP products and our future revenues depend upon their commercial success.

         Our future growth depends upon the commercial success of our VoIP products. We intend to develop and introduce new products and enhancements to existing products in the future. We may not successfully complete the development or introduction of these products. If our target customers do not adopt, purchase and successfully deploy our current or planned products, our revenues will not grow.

If we fail to compete successfully, our ability to increase our revenues or maintain profitability will be impaired.

         Competition in the telecommunications market is intense. This market has historically been dominated by large companies that possess greater resources and operating histories. We will also face competition from other large telecommunications and networking companies, some of which have entered our market by acquiring companies that design competing products. In addition, several smaller and most private companies have announced products that target the same market opportunities similar to those we address. Because this market is rapidly evolving, additional competitors with significant financial resources may enter these markets and further intensify competition.

         Many of our current and potential competitors have significantly greater selling and marketing, technical, manufacturing, financial and other resources. Further, some of our competitors sell significant amounts of other products to our current and prospective customers. Our competitors' broad product portfolios, coupled with already existing relationships. may cause our customers to buy our competitors' products or harm our ability to attract new customers.

         To compete effectively, we must deliver products that:

         o        provide extremely high reliability and voice quality;
         o        scale easily and efficiently;
         o interoperate with existing network designs and other vendors' equipment;
         o        provide effective network management;
         o        are  accompanied  by   comprehensive   customer   support  and
                  professional services; and
         o provide a cost-effective and space-efficient solution for service providers.

         If we are unable to compete successfully against our current and future competitors, we could experience price reductions, order cancellations, loss of revenues and reduced gross margins.

We depend upon contract manufacturers and any disruption in these relationships may cause us to fail to meet the demands of our customers and damage our customer relationships.

         We rely on a small number of contract manufacturers to manufacture our products according to our specifications and to fill orders on a timely basis. Our contract manufacturers provide comprehensive manufacturing services, including assembly of our products and procurement of materials. Each of our contract manufacturers also builds products for other companies and may not always have sufficient quantities of inventory available to fill our orders or may not allocate their internal resources to fill these orders on a timely basis. We do not have long-term supply contracts with our manufacturers and they are not required to manufacture products for any specified period. Qualifying a new contract manufacturer and commencing commercial-scale production is expensive and time consuming and could result in a significant interruption in the supply of our products. If a change in contract manufacturers results in delays of our fulfillment of customer orders or if a contract manufacturer fails to make timely delivery of orders, we may lose revenues and suffer damage to our customer relationships.

We and our contract manufacturers rely on a single or limited source(s) for supply of some components of our products, and if we fail to adequately predict our manufacturing requirements or if our supply of any of these components is disrupted, we will be unable to shop our products.

         We and our contract manufacturers currently purchase several key components of our products from single or limited sources. We purchase these components on a purchase order basis. If we overestimate our component requirements, we could have excess inventory, which would increase our costs. If we underestimate our requirements, we may not have adequate supply, which could interrupt manufacturing of our products and result in delays in shipments and revenues.

         We currently do not have long-term supply contracts with our component suppliers and they are not required to supply us with products for any specified periods, in any specified quantities or at any set price, except as may be specified in a particular purchase order. In the event of a disruption or delay in supply, or inability to obtain products, we may not be able to develop an alternate source in a timely manner or at favorable prices, or at all. A failure to find acceptable alternative sources could hurt our ability to deliver high-quality products to our customers and negatively affect our operating margins. In addition, our reliance on our suppliers exposes us to potential supplier production difficulties or quality variations. Our customers rely upon our ability to meet committed delivery dates, and any disruption in the supply of key components would seriously impact our ability to meet these dates and could result in legal action by our customers, loss of customers or harm to our ability to attract new customers.

If we are not able to obtain necessary licenses of third-party technology at acceptable prices, or at all, our products could become obsolete.

         From time to time, we may be required to license technology from third parties to develop new products or product enhancements. Third-party licenses may not be available or continue to be available to us on commercially reasonable terms. The inability to maintain or re-license any third-party licenses required in our current products, or to obtain any new third-party licenses to develop new products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost, and delay or prevent us from making these products or enhancements, any of which could seriously harm the competitiveness of our products.

Our ability to compete and our business could be jeopardized if we are unable to protect our intellectual property or become subject to intellectual property rights litigation, which could require us to incur significant costs.

         We currently rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products, services or technology. Monitoring unauthorized use of our products is difficult and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. If competitors are able to use our technology, our ability to compete effectively could be harmed.

         In addition, we may receive inquiries from other patent holders and may become subject to claims that we infringe their intellectual property rights. Any parties asserting that our products infringe upon their proprietary rights would force us license their patents for substantial royalty payments or to defend ourselves and possibly our customers or contract manufacturers in litigation. These claims and any resulting licensing arrangement or lawsuit, if successful, could subject us to significant royalty payments or liability for damages and invalidation of our proprietary rights. Any potential intellectual property litigation also could force us to do one or more of the following:

         o stop selling, incorporating or using our products that use the challenged intellectual property;
         o obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or
         o redesign those products that use any allegedly infringing technology.

         Any lawsuits regarding intellectual property rights, regardless of their success, would be time-consuming, expensive to resolve and would divert our management's time and attention.

Any investments or acquisitions we make could disrupt our business and seriously harm our financial condition.

         We have made four acquisitions, and we intend to consider investing in, or acquiring, complementary products, technologies or businesses. In the event of future investments or acquisitions, we could:

         o issue stock that would dilute our current shareholders' percentage ownership;
         o        incur debt or assume liabilities;
         o incur significant impairment charges related to the write-off of goodwill and purchased intangible assets;
         o incur significant amortization expenses related to purchased intangible assets; or
         o incur large and immediate write-offs for in-process research and development and stock-based compensation.

         Our integration of any acquired products, technologies or businesses will also involve numerous risks, including:

         o problems and unanticipated costs associated with combining the purchased products, technologies or businesses;

         o        diversion of management's attention from our core business;
         o adverse effects on existing business relationships with suppliers and customers;
         o risks associated with entering markets in which we have limited or no prior experience; and
         o potential loss of key employees, particularly those of the acquired organizations.

         We may be unable to successfully integrate any products, technologies, businesses or personnel that we might acquire in the future without significant costs or disruption to our business.

If we are subject to employment claims, we could incur substantial costs in defending ourselves.

         We may become subject to employment claims in connection with employee terminations. In addition, companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices. These claims may result in material litigation. We could incur substantial costs defending ourselves or our employees again those claims, regardless of their merits. In addition, defending ourselves from those types of claims could divert our management's attention from our operations. If we are found liable in connection with any employment claim, we may incur significant costs that could adversely impact our financial condition and results of operations.

The Company is substantially controlled by its management.

         As of November 30, 2004, the executive officers, key employees and directors of the Company and their family members and associates beneficially owned approximately 68% of the shares of outstanding common stock. Accordingly, and because there is no cumulative voting for directors, our executive officers and directors will be in a position to influence the election of all the directors of the Company and to control through their stock ownership the business of the Company.

                           RISKS RELATED TO OUR STOCK

We may seek to raise additional capital in the future, which may not be available to us, and if it is available, may dilute the ownership of our common stock.

         In the future, we may seek to raise additional funds through public or private debt or equity financings in order to:

         o        fund ongoing operations and capital requirements;
         o        take   advantage  of   opportunities,   including  more  rapid
                  expansion   or   acquisition   of   complementary    products,
                  technologies or businesses;
         o        develop new products; or
         o        respond to competitive pressures.

         Any additional capital raised through the sale of convertible debt or equity may further dilute an investor's percentage ownership of our common stock. Furthermore, additional financings may not be available on terms favorable to us, or at all. A failure to obtain additional funding could prevent us from making expenditures that may be required to grow or maintain our operations.

Our stock price has been any may continue to be volatile.

         The market for technology stocks in general and our common stock in particular, has been and will likely continue to be extremely volatile. The following factors could cause the market price of our common stock to fluctuate significantly:

         o        the addition or loss of any major customer;
         o changes in the financial condition or anticipated capital expenditure purchases of any existing or potential major customer;
         o        quarterly variations in our operating results;
         o        changes in financial estimates by securities analysts;

         o        speculation in the press or investment community;
         o announcements by us or our competitors of significant contracts, new products or acquisitions, distribution partnerships, joint ventures or capital commitments;
         o sales of common stock or other securities by us or by our shareholders in the future;
         o        securities and other litigation;
         o announcement of a stock split, reverse stock split, stock dividend or similar event;
         o economic conditions for the telecommunications, networking and related industries; and
         o        worldwide economic instability.

We do not expect to pay dividends.

         We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain profits, if any, to fund growth and expansion.

                                 USE OF PROCEEDS

         WE WILL NOT RECEIVE ANY PROCEEDS FROM THE SALE OF THE COMMON STOCK OFFERED BY THIS PROSPECTUS. THE SELLING SHAREHOLDERS WILL RECEIVE ALL OF THE PROCEEDS.

         We, however, will receive funds upon any exercise of the warrants held by the selling shareholders. If any of such warrants are exercised, we will receive the exercise price for the warrants. Any funds received upon exercise of the warrants will be applied to our working capital needs. There can be no assurance that any of the warrants will be exercised.

                              SELLING SHAREHOLDERS

         We have agreed to register 4,349,000 shares of our common stock, beneficially owned by the selling shareholders. These shares were acquired or will be acquired by the selling shareholders pursuant to private placement offerings of our securities (the "Placements") completed in November 2004 and the warrants issued under the Placements. Included in the total number of shares we are registering for resale up to 1,800,000 shares of common stock and may be issued upon the exercise of warrants issued to certain of the selling shareholders. The shares of common stock beneficially owned by each of the selling shareholders are being registered to permit public secondary trading of these shares, and the selling shareholders may offer these shares for resale from time to time. See "Plan of Distribution."

         The following table sets forth the names of the selling shareholders, the number of shares of common stock owned beneficially by each Selling Shareholder as of November 17, 2004 and the number of shares that may be offered pursuant to this Prospectus. Except as may be identified in the footnotes to the table, none of the selling shareholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates. The table has been prepared based upon information furnished to us by or on behalf of the selling shareholders.

         The selling shareholders may decide to sell all, some, or none of the shares of commons tock listed below. We cannot provide you with any estimate of the number of shares of common stock that any of the selling shareholders will hold in the future.

         For purposes of this table, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting power and investment power with respect to such shares. All percentages are approximate.

         As explained below under "Plan of Distribution", we have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this Prospectus.



                                                         Number
                                                           of
                                                         Shares       Number of
                                                         Subject       Shares       Shares Beneficially
                                 Shares Beneficially       to         Offered          Owned After the
  Selling Shareholder        Owned Prior to Offering    Warrants       Hereby             Offering
  -------------------        -----------------------    --------     ----------       -----------------
                                Number      Percent                                   Number    Percent
                                -----       -------                                   ------    -------
Alpha Capital AG (1)          1,125,000      4.8%       500,000      1,125,000              0      *
Cordillera Fund Ltd. (2)      1,125,000      4.8%       500,000      1,125,000              0      *
Stuart Kosh (3)                 672,727      2.9%       250,000        602,500         70,227      *
Whalehaven Capital Fund (4)     675,000      2.9%       300,000        675,000              0      *
Partnership (5)                 562,500      2.4%       250,000        562,500              0      *
Peter Proly                     137,500      *                0         40,000         97,500      *
David L. Ebershoff               85,000      *                0         25,000         60,000      *
William Jones                    25,000      *                0         25,000              0      *
John H. Trescot Jr               64,000      *                0         25,000         39,000      *
W. W. Gay                        65,000      *                0         25,000         40,000      *
Harold E. Gear                   85,000      *                0         25,000         60,000      *
Daniel J. Russell                75,000      *                0         10,000         65,000      *
Thomas Reeves                    38,461      *                0         12,000         26,461      *
Edward Ruiz                      38,461      *                0          5,000         33,461      *
Steve Litton                     87,500      *                0          9,000         78,500      *
Donna Wiegel                     30,769      *                0          5,000         25,769      *
Jeff Roberts                     20,000      *                0          2,500         17,500      *
Larry Doxtater                   30,769      *                0          1,000         29,769      *
Chance Litton                    12,500      *                0          1,000         11,500      *
Lacey J. Litton                  12,500      *                0          1,000         11,500      *
Gordon Roberts                    6,000      *                0          2,000          4,000      *
Leigh Trescot                     7,000      *                0          2,000          5,000      *
Marvin O'Dell                    12,000      *                0          2,000         10,000      *
Tammy Roberts                     2,000      *                0          1,000          1,000      *
C. Ben Bates Jr                   4,000      *                0          1,000          3,000      *
Nancy J. Trescot                 10,000      *                0          1,000          9,000      *
Shauna Masin                      5,000      *                0          1,000          4,000      *
Connie Krupka                     3,000      *                0          2,000          1,000      *
David H. Arrington                3,300      *                0          1,000          2,300      *
Eliot Appel                       5,000      *                0          1,000          4,000      *
Raymond B. Bunton                 3,000      *                0          1,000          2,000      *
Ronald E. Clark                   3,000      *                0          1,000          2,000      *
Thomas E. Thornhill               3,000      *                0          1,000          2,000      *
Van Noy Thornhill                 3,000      *                0          1,000          2,000      *
Scott Taylor                     30,769      *                0          1,500         29,269      *
David Rouen                      80,000      *                0          4,000         76,000      *
Edward Orski                     61,538      *                0          3,000         58,538      *
Willy Wilhelmsen                 25,000      *                0          2,000         23,000      *
David S. Trescot                  2,000      *                0          1,000          1,000      *
Tom P. Glosser                   10,000      *                0          1,000          9,000      *
Nelsen Teague                    15,384      *                0          1,000         14,384      *
Shami Inc                        15,384      *                0          1,000         14,384      *
Kelley Smith                      2,000      *                0            500          1,500      *
Don Jackson                       7,692      *                0            500          7,192      *
John Sutton                      23,076      *                0          1,000         22,076      *
Raymond Real                      7,692      *                0            500          7,192      *
August Lichtner                   7,692      *                0            500          7,192      *
Emmett Tedesco                    7,692      *                0            500          7,192      *
Rosemarie Miller                 15,384      *                0          1,000         14,384      *
Paul Arita                       15,384      *                0          1,000         14,384      *
Theodore Bourneuf                11,692      *                0          1,000         10,692      *
Richard Gomrick                   7,692      *                0            500          7,192      *
William Tyson                     4,615      *                0            500          4,115      *


Tyresa Tyson                      4,615      *                0            500          4,115      *
Sue Alvis                         7,692      *                0            500          7,192      *
Otis Hubbard                     15,384      *                0          1,000         14,384      *
Harvey Lowenstein                 7,692      *                0            500          7,192      *
John Sutton                      23,076      *                0          1,000         22,076      *
Lawrence Broderick                7,692      *                0            500          7,192      *
Jerrrey Butler                    9,230      *                0            500          8,730      *
Edwin Spencer                     5,000      *                0            500          4,500      *
Charles Obermeyer                 5,000      *                0            500          4,500      *
William Bergeron                 10,000      *                0          1,000          9,000      *
Muddy Waters                     50,000      *                0          1,000         49,000      *
TOTAL                         5,533,054      *     1   ,800,000      4,349,000      1,184,054      *


--------------------------
*        Less than one percent.

(1) Alpha Capital AG is a Liechtenstein corporation. The shares beneficially owned consist of 625,000 shares of common stock, 187,500 warrants exercisable at $1.75 per share and 312,500 warrants exercisable at $1.20 per share. Alpha Capital AG has informed the Company that Konrad Ackerman has dispositive and voting power for all of its shares in the Company.
(2) Cordillera Fund Ltd. is a Texas limited partnership. The shares beneficially owned consist of 625,000 shares of common stock, 187,500 warrants exercisable at $1.75 per share and 312,500 warrants exercisable at $1.20 per share. Cordillera Fund Ltd. has informed the Company that James Andrew or Stephen Carter have dispositive and voting power for all of its shares in the Company.
(3) Consists of 352,500 shares of common stock, 93,750 warrants exercisable at $1.75 per share, and 156,250 warrants exercisable at $1.20 per share.
(4) Whalehaven Capital Fund is a Bermuda company. The shares beneficially owned consist of 375,000 shares of common stock, 112,500 warrants exercisable at $1.75 per share and 187,500 warrants exercisable at $1.20 per share. Whalehaven Capital Fund has informed the Company that Michael Finkelstein has dispositive and voting power for all of its shares in the Company.
(5) Stonestreet Limited Partnership is a Canada Limited Partnership. The shares beneficially owned consist of 312,500 shares of common stock, 93,750 warrants exercisable at $1.75 per share and 156,250 warrants exercisable at 1.20 per share. Stonestreet Limited Partnership has advised the Company that Michael Finklestein has dispositive and voting power for all of its shares in the Company.

                              PLAN OF DISTRIBUTION

         The shares may be sold from time to time by the selling shareholders or by pledges, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or on any stock exchange on which the common stock of the Company may be listed at the time of sale or otherwise at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following:

         o ordinary brokerage transactions and transaction in which the broker-dealer solicits purchasers;
         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
         o an exchange distribution in accordance with the rules of the applicable exchange;
         o        privately-negotiated transactions;
         o broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

         o        a combination of any such methods of sale; and
         o        any other method permitted pursuant to applicable law.

         The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         We have agreed to pay for all costs and expenses incident to the issuance, offer, sale and delivery of the shares of common stock offered by the selling shareholders, including all expenses and fees of preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of such items. We will not pay sales or brokerage commissions or discounts with respect to sales of the shares offered by the selling shareholders.

         Any broker-dealers or agents that are involved in selling the shares are "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. No selling shareholder is a registered broker dealer.

         We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling shareholders, but excluding brokerage commissions or underwriter discounts. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities under the Securities Act.

                         DIVIDEND POLICY AND MARKET DATA
Dividends

         We have no current plans to pay any future cash dividends on the common stock. Instead, we intend to retain all earnings, other than those required to be paid to the holders of the preferred stock, to support our operations and future growth. The payment of any future dividends on the common stock will be determined by the Board of Directors based upon our earnings, financial condition and cash requirements, possible restrictions in future financing agreements, if any, business conditions and such other factors deemed relevant.

Market Information

         The common stock is traded on the Over-the-Counter Bulletin Board under the symbol VOII. The quotations below reflect inter-dealer prices, without retail markup, markdown or commissions and may not represent actual transactions. The following table shows the bid price range of our common stock for the time periods indicated:

                FROM              TO             HIGH            LOW
              1/1/2002          12/31/2003          *               *
              1/1/2004          3/31/2004           0.85            0.80
              4/1/2004          6/30/2004           6.75            1.35
              7/1/2004          9/30/2004           3.20            1.10
           ---------------------------

         *Trading in the shares of our predecessor was sporadic and did not produce reported quotations.

Holders

         As of September 30, 2004, there were approximately 220 shareholders of record and an unknown number of beneficial holders holding through brokers.

                             BUSINESS AND PROPERTIES

General

         VoIP, Inc. a Texas corporation formerly known as Millennia Tea Masters, Inc. is a development stage holding company for businesses in two segments. The first segment is the Company's historical business of importing and selling a line of fine teas, which business we are ceasing. The second segment is the development and sale of technology, services and products for voice over Internet (VoIP), wireless and multimedia applications.

         To date our sales have been minimal and we are characterized as a development stage company. Millennia Tea Masters, Inc. began business in 1998 selling its line of teas imported from Sri Lanka. Absence of capital and personal forced the company to concentrate its order efforts via direct mail and the Internet. Management of the Company was receptive to an opportunity to expand its business into one or more activities providing greater opportunities for growth.

         On March 1, 2004, Millennia announced that it had accepted an unsolicited offer to issue a controlling block of common stock to an investor wishing to contribute his business assets, intellectual property and sales opportunities to a publicly traded company. On February 27, 2004, the Company issued 12,500,000 shares representing 87.8% of shares outstanding in exchange for $12,500 with the agreement to contribute two companies to engage in a specialty telecommunications business as described below.

         The Company  then moved its  headquarters  from  Dallas,  Texas to Fort
Lauderdale, Florida and underwent a change in the Board of Directors and management.

Products and Services

         The Company will market its Voice over IP broadband telephony service to business and residential consumers through its eGlobalphone, Inc. subsidiary. eGlobalphone service requires that customers have a high-speed Internet connection to their home or business. A growing number of households and business both in the United States and abroad have access to these broadband connections through their local cable or Telephone Company. Broadband penetration in the United States is about 58 percent and is expected to reach 70 percent by 2007.

         The company plans to expand its service footprint in about 25 new markets monthly concentrating primary on the major United States metropolitan areas. The company's plans is to launch service in over 200 markets by year's end as part of VoIP, Inc.'s strategic focus on IP-based communications services. International markets will be opened in parallel with domestic US markets, but at a slower pace and only as market demand is evidenced. Due to the nature of IP telephony, these markets are not significantly more complex to weave into the existing back-office design, though often there are regulatory issues in each nation which must be managed appropriately. The Company's goal is to sign up 2.3 million business and consumer customers by 2007, including domestic and international subscribers.

         eGlobalphone plans to support the marketing of eGlobalphone Service with an extensive communications campaign that will include mass market advertising on television, radio and in print and through direct mail, viral marketing and online advertising in addition to an extensive network of resellers through out the world. We have emphasized on sales in the international marketplace through resellers and wholesalers, believing that the need for a less expensive service is vital in many countries globally. We will seek marketing partners in each country that is identified as a potential market, in order to provide a local presence. Manuals, interfaces, voice prompts, and operators will be tailored for the primary language of the nationality, and the sales force will operate locally to provide "high-touch" comfort to these localized markets. A major opportunity for resale is being developed with a private retail wireless vendor, to allow for a very "high-touch" interaction with customers. This model has proven to be successful in wireless sales, and it is believed that the same marketing strategy and distribution channel will be successful for other telephony services that the company can offer consumers.

         Customers can access the eGlobalphone network for long-distance telephony from any high speed Internet connection anywhere in the world. The eGlobalphone service provides a two line patent pending MTA (Multimedia Terminal Adaptor) with built-in router and many enhanced functions such as Quality of Service (QoS) bandwidth management, failure-resistant backup systems, and low-bandwidth codec support. The MTA is manufactured by iCable System Co. Ltd. a Korean company that is contractually tied to VoIP-Solutions, Inc a wholly owned subsidiary of VoIP, Inc. By having our own propriety MTA with custom designed enhanced features we feel that we have a distinct advantage over our competition based on these enhancements and our patent pending 911 emergency access. eGlobalphone is believed to be the only VoIP (voice over internet protocol) company offering 911 emergency access and integration with the existing infrastructure without the use of a third party database. This proprietary system utilizes an automated switching circuit to route the call to the user's local emergency service provider (911 call center) and will also "fail safe" in the event of a power outage or internet service interruption.

         eGlobalphone Service is different than traditional phone services because through the use of IP-based networks it will offer customers typical features such as call waiting, three-way calling, and call forwarding, and far more advanced ones as well. Indeed, consumers will get unprecedented convenience and control with advanced (and often free) features including: voicemail, caller ID, call transfer, caller ID blocking, call forwarding, and voicemail-to-email service. Low-priced directory information (411) services, conference call capabilities, "follow-me" calling, and other features are offered as additional line items or per-call products which contribute to the revenue stream for this product.

         There are significant new features that the company will introduce in the next year which are currently under development. These features will further extend the abilities of the platform to function as a flexible telephony tool for end users and not merely be a replacement for traditional telephony. Much in the same way that cell phone features have driven the successful launch of new companies in the mobile market, eGlobalphone believes that a combination of features in the hardware and service will quickly develop the customer base.

         The Company's VoIP Solutions, Inc. subsidiary is an emerging global service provider of Voice over IP based solutions to Internet Service Providers, Telecommunications Service Providers and Cable Operators in strategic countries around the world. VoIP, Inc, through its subsidiary, provides a comprehensive portfolio of IP multimedia-based solutions ranging from subscriber based voice services, to SIP based infrastructure design and deployment, to broadband customer premise equipment design and implementation services, as well as engineering design, manufacturing and distribution of wireless broadband technology. VoIP, Inc. has applied for a patent for its state of the art VoIP Multimedia Terminal Adaptor which today supports the FCC Commission's desire for VoIP providers to deliver Emergency 911 Calling and Law Enforcement Access capabilities to the marketplace.

         VoIP, Inc. plans to support marketing of the VoIP-Solutions subsidiary with an extensive communications campaign that will include mass market advertising directly to industry leaders, and through direct mail, viral marketing and online advertising in addition to an extensive network of value added resellers through out the world. The biggest problem facing small carriers and cable operators is that they lack the money to build a telephone network. Prior to this year, getting into voice was considered capital-intensive and out of reach for small and medium-level operators, thus one of the primary reasons that VoIP-Solutions has been created. We have entered into the market to offer the `back office' infrastructure to make voice possible for small and medium-sized cable companies, IPS's and MSO's.

         More and more cable companies want to get into phone service as a way to remain competitive, especially as satellite companies and even local telephone carriers are snatching away customers by offering video and high-speed Internet capability. It's a free-for-all land grab in the home telephone market and one of the reasons that we have put so much emphasizes on our VSP (Virtual Service Provider) model. This product is a perfect fit for the small and medium-sized cable companies, IPS's and MSO's allowing them to maintain customer ownership and increase revenues while eliminating the cost of network infrastructure and the learning curve that is sometimes, an expensive lesson.

         On July 14, 2004 the company announced its first Virtual Service Provider partner; and continues to establish its products in a niche market with small- and medium-sized cable companies, IPS's and MSO's. The company plans to add over 100 Virtual Service Provider partners by the December 31, 2004, year end.

         We have emphasized on sales in the international marketplace through resellers and wholesalers, believing that the need for a less expensive service is vital in many countries across the globe. We will seek marketing partners in each country that is identified as a potential market, in order to provide a local presence. Manuals, interfaces, voice prompts, and operators will be tailored for the primary language of the nationality, and the sales force will operate locally to provide "high-touch" comfort to these localized markets.

         Our experience in the IP networking and VoIP technology arenas allow us to offer rapid project assessment and subsequent deployment of a voice services infrastructure to a customer with an existing IP network such as an ISP (Internet Service Provider), CLEC (Competitive Local Exchange Company), PTT (Public Telephone and Telegraph) and PCO, (Private Cable Operator.) Our solutions involve delivery of portions of a SIP-based infrastructure (cost-effective media gateways, transcoding solutions, SIP proxies) or a full turn-key system with components that are custom designed to work with each other: (Billing system, invoice system, least-cost-routing, rate import/exports, etc.) Our combined technology, expertise, resources within the telephony community, and ability to provide right-priced solutions comprise a strong value combination for our customers as they bring their existing base of Internet users into a VoIP product line.

         Our strategy is to be a recognized worldwide leader in providing IP telephony, customer premise equipment in addition to premium voice over the Internet subscriber based telephony services and innovated wireless fidelity ("WiFi") technology solutions for residential and enterprise customers.

         With the new benefits of wireless networks, VoIP Solutions can leverage the use of the VoIP-Solutions MTA product and knowledge.

         Services provided in a potential VoIP Solutions package to customer could include:

        o        Billing systems/Platform
        o        Customer Premise Equipment (CPE)
        o        Service and application design
        o        Network design
        o        Switching platforms
        o        Back Office/OSS systems
        o        Web site design and back office integration
        o        Telephone number management applications
        o        Auto CPE provisioning systems
        o        Wholesale call termination
        o        Installation and training
        o        Support agreements
        o        Consultancy

         The company maintains a stock of all VoIP-Solution's products for sale to end-users, carriers and resellers. Included is the Flag Ship product "MTA" (Multimedia Terminal Adaptor) the MTA's are manufactured with varying options to meet the demands of today's network operators for tomorrows future IP networks, products include:

VoIP ADSL Modem (SIP)

o        MTA-A201C - 1 line VoIP, 1 line PSTN

o        MTA-A201W - 2 lines VoIP / LAN (802.11b) or (g)

o        MTA-A201CW - 1 line VoIP, 1 line PSTN / LAN (802.11b) or (g)


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


VoIP Cable Modem (SIP)

o        MTA-C102 - 2 Line VoIP

o        MTA-C101C - 1 Line VoIP, 1 Line PSTN

o        MTA-C102W - 2 lines VoIP / LAN (802.11b) or (g)

o        MTA-C102CW - 1 line VoIP, 1 line PSTN / LAN (802.11b) or (g)

VoIP MTA (SIP)

o        MTA-102 - 2 lines VoIP

o        MTA-102C - 1 line VoIP, 1 line PSTN

o        MTA-102W - 2 lines VoIP / LAN (802.11b) or (g)

o        MTA-102CW - 1 line VoIP, 1 line PSTN / LAN (802.11b) or (g)

         The Company has developed intellectual property and software for the soft switch platform and associated applications developed for the eGlobalphone service. This includes the source code for the switching servers and related application servers. An agreement with Porta One provides access to software source code and database schemas that permit custom application, layer development and integration. Along with the billing and back office application, VoIP Solutions can supply all of the components, services and customization to fully equip a VoIP Telco.

         DTNet Technologies Inc. is a primary importer and distributor of cable network components, cable modems, ADSL modems, wireless products and other Customer Premise Equipment for the cable and Telco industries. Established in 1999, their 1,000 plus clients include AT&T, Comcast, Cox Cable, Bell South, Time Warner as well as regional and local Multiple Service Operators (MSO's). DTNet has experienced strong growth sales for the past three years have increased from approximately $2 million in 2001 to $2.9 million in 2002 and $4.7 million in 2003. With the addition of the products from VoIP, Inc., specifically the Multi Media Terminal Adaptor and the Virtual Service Provider solution, 2004 sales are projected to reach $7.5 million. DTNet has established itself as a respected supplier to the cable industry. This includes a strong relationship with the National Cable Television Cooperative (NCTC) representing over 1000 cable operator members.

         VoIP Inc. acquired 100% of DTNet on June 25, 2004 through a stock purchase. In addition to the existing business and revenues, the acquisition provided VoIP Inc. with direct access to a valuable market and a nationwide sales force to sell products and services from other VoIP Inc. companies. There is also a demand within the group for the existing products distributed by DTNet. Additionally, the existing customer base of DTNet consists of firms which are the primary target for other VoIP, Inc. products. This customer base and the existing relationships that DTNet has developed is one of the primary benefits of the acquisition strategy.

         VoIP, Inc.'s DTNet subsidiary seeks to pursue cable companies for voice deals: The availability of VoIP hardware and services from other VoIP Inc. subsidiaries has positioned DTNet to be a leader in marketing VoIP, Inc.
products and services into this channel. The NCTC is in the process of evaluating DTNet as the preferred VoIP vendor and contracts are in progress with over 20 members for the supply of outsourced services, Customer Premise Equipment (CPE), and wholesale long-distance, local, and international call termination/origination. The desire of cable companies to diversify their service offerings to increase their revenue and profitability will be the motivation for interest in the combined offerings of DTNet and VoIP, Inc.'s newly combined abilities and product lines.

         The Company previously announced a joint venture arrangement known as iMax Solutions with iCable Co., Ltd. to market iCable products in the Western Hemisphere. Such venture required a $5 million capital contribution from the

Company in exchange for sales contracts and leads from iCable that would be divided 51% to VoIP and 49% to iCable. The Company determined that its resources would be better utilized by renegotiated the relationship with iCable to a world wide distribution arrangement.

         On August 12, 2004 VoIP Inc. renegotiated the relationship with iCable to a distribution arrangement for North America and South America. As part of the new Agreement in principle, iCable is no longer obliged to warrant the sales revenue of iMax. This increases VoIP Inc.'s holding to 100% of iMax Solutions Inc. with no further requirement for VoIP Inc. to pay iCable $5 million for the distribution rights.

         The Company has made an agreement in principle with iCable to terminate the Investors Agreement and instead enter into a Distribution Agreement for North and South America. Such arrangement will result in (i) elimination of the VoIP capital contribution, (ii) iMax being owned 100% by VoIP, and (iii) the elimination of the guarantee of sales from iCable.

         VoIP Inc. is actively selling iCable products to a growing number of OEM customers, resellers, wholesale Virtual Service Providers and uses of the eGlobalphone VoIP service. The new agreement will not materially change the forecasted sales of iMax. The joint development of products and features specifically catering for the U.S. market continues.

Employees; Corporate Headquarters

         VoIP, Inc. currently employs 35 persons in the following capacities: 5 executive officers, 8 general administrative, 11 sales and marketing, and 11 technology personnel, respectively. We consider our relations with our employees to be good. We have never had a work stoppage, and none of our employees is represented by collective bargaining agreements. We believe that our future success will depend in part on our ability to attract, integrate, retain and motivate highly qualified personnel, and upon the continued service of our senior management and key technical personnel. None of our key personnel are bound by employment agreements that prohibit them from ending their employment at any time. Competition for qualified personnel in our industry and geographical location is intense. We cannot assure you that we will be successful in attracting, integrating, retaining and motivating a sufficient number of qualified employees to conduct our business in the future.

         Our corporate headquarters are located at: 12330 SW 53rd Street, Ft. Lauderdale, FL 33330.

Legal Proceedings

         VOIP Corp. v. VoIP, Inc., Case No. 04-CA-8140-35, in the Circuit Court of the Ninth Judicial Circuit, Orange County, Florida. Plaintiff accuses VOIP of deceptive trade practices and unfair competition in using a name deceptively similar to Plaintiff's and seeks unspecified damages and injunctive relief. VoIP intends to defend the case and believes it has meritorious defenses based upon
(i) VoIP, Inc. is qualified to do business in Florida under the name VoIP Holdings; (ii) VoIP also conducts business in Florida under the name of VoIP Solutions; (iii) VoIP is a generic and unprotectible term -- every federal trademark using "VOIP" requires that the applicant disaffirm any protection of "VOIP"; (iv) there are 24 other Florida companies using the name "VOIP" as part of its name; and (v) the original Florida corporation know as "VOIP, Inc.", which predates the Plaintiff's name filing, is now owed by VoIP.

Manufacturing and Sources of Supply

         Our products are manufactured by iCable System Co. Ltd. a South Korean Company. iCableSystem provides offshore inventory and delivery services worldwide, and large scale orders are shipped directly from Korea to providers at any destination. iCableSystem has in-house PC board pressing, case design and manufacturing, and board processing facilities, making them less susceptible to supply chain dropouts that may cause other manufacturers difficulty.

         The primary chipset used in the CPE units is the Broadcom chipset, for which there is an available supply path and rapid delivery periods. It is not anticipated that there will be any significant shortfalls in the ability to produce equipment or deliver equipment, given past experience and current operating procedures, even under heavy volume sales.

         Equipment for VoIP Solutions, Inc. which involve a "solution" delivery for a customer are primarily software driven, and do not involve significant hardware resources that are manufactured in-house (except for CPE, as mentioned.)

Inventories

         All the inventories are kept in our local facility in Ft. Lauderdale, Florida. Our local inventory and supply methods provide adequate capacity for most order volumes, but special orders or multi-thousand unit deliveries are typically drop-shipped from Korea. All softswitch and "back office" solution materials are also kept on-site for customer deployment, except in cases where local purchase of equipment is less difficult or less costly than in-country sourcing.

         The "cascading provisioning" server method that is used in the network allows for the "out-of-box" configuration and deployment of CPE hardware without ever being configured on the customer's network. This means that deployment time can be reduced drastically for field-shipping equipment, and no intermediate warehouse or customer care steps are required. Devices are delivered from overseas and can be directly put into production by any of our customers without manual configuration. This is significantly different than most other hardware and softswitch providers, in that our solution removes the requirement for customer configuration of equipment (which is confusing and slow) or two-step shipping (which is costly and slow.)

Customers

         Our initial significant customers include the following: Anew Broadband, Inc., Cima Telecom, Inc., SpeedVoip, Inc., Voip4U, Inc., eVoice International, Inc., Acumen Telecommunications, Inc., Virtual Communications, Inc., Parrot Communications, Inc., and FMC Telecom, Inc.

         We also have the following companies testing or in the final field beta tests of our hardware and various products: IBM, Scientific Atlanta, Sprint, Alcatel, Quest and DSLI.

Marketing and Business Strategy

         eGlobalphone plans to support the marketing of eGlobalphone Service with an extensive communications campaign that will include mass market advertising on television, radio and in print and through direct mail, virtual marketing and online advertising in addition to an extensive network of resellers through out the world. We have emphasized sales in the international marketplace through resellers and wholesalers, believing that the need for a less expensive service is vital in many countries globally. We will seek marketing partners in each country that is identified as a potential market in order to provide a local presence. Manuals, interfaces, voice prompts, and operators will be tailored for the primary language of the nationality, and the sales force will operate locally to provide "high-touch" comfort to these localized markets. A major opportunity for resale is being developed with a private retail wireless vendor, to allow for a very "high-touch" interaction with customers. This model has proven to be successful in wireless sales, and it is believed that the same marketing strategy and distribution channel will be successful for other telephony services that the company can offer consumers.

         Most competitors are focused on the United States market. While providing innovative and focused solutions for reseller channels in the United States, we will be focused on the international market. The highest margin revenue stream is from the off net termination of international calls from customers outside the United States. The extensive industry experience and potential customer and partner contacts of the Company executives will assist the rapid establishment of competitive services and aggressive international sales channels.

         Each country has domestic and regional markets. Through the use of multiple web sites, regional rate plans and multi-language support, and multi-currency billing, we will work with in-country partners to provide local Points of Presence (POP's) that will permit local telephone and 800 numbers to be available for local marketing and for the sale to overseas customers. Interconnection with local carriers and PTT's will in turn reduce the off net termination costs to that country and open access to the multi-billion dollar international wholesale minutes market.

Competition

         At the present time, we believe that no direct competitor offers the full suite of components that VoIP, Inc. will be able to provide to customers once all pending acquisitions are completed. Each individual solution is offered by a wide variety of competitors, most of which are larger and better capitalized than we.

         These primary competitors of each company include the following:

         eGlobalphone: Vonage, Packet8, DeltaThree, Voicepulse

         VoIP Solutions/iMax:  (Hardware): Sipura, Grandstream, Cisco, Mediatrix

         VoIP Solutions: (SIP softswitch): Nuera, Broadsoft, Pingtel, Nortel

         VoIP Solutions: (integration): Accenture, Hughes Software

         Wireless:  (Hardware) Cisco, 3 Com, Motorola, Terabeam

Industry Overview

         According to Internet World - Stats, the current world market for telecommunications is estimated at 513 billion dollars and the worth of global information industry as at least 1.3 trillion dollars.

         The advance of broadband delivery into residential and small offices has opened up a large market for high-speed services to be delivered in a manner that is independent of the actual wires being connected to each property. Nearly three out of four households with basic phone service have Internet access, and of that 75% of all households in the US, almost half have broadband access. (Source: Nielsen/NetRatings) The penetration of broadband is rising at around 2.5% per month. These growth figures are even higher in other nations, which have only recently been implementing systems after understanding and modeling their platforms on what has become the standard in the United States.

         An additional factor in the cost savings of VoIP is the relatively inexpensive nature of IP data at the "core" of the Internet. In the late 90's, a large amount of capital was invested in fiber connectivity in between major metropolitan areas. Due to market forces, this fiber became available at incredibly inexpensive rates, and a "bandwidth glut" or "fiber glut" occurred at the core of the Internet, driving costs down.

         The costs paid by consumers for traditional telephony are still in the hundreds of billions of dollars. It is possible for VoIP services to undermine large sections of that revenue and provide significant cost savings by using packet-switched networks to deliver the same call quality to the same destinations, but at a heavily discounted rate to the service provider. The "fiber glut" at the core of the network is fueling this growth by keeping bandwidth prices low for IP services even over long distances, while traditional telephony providers are unable to compete against the new model that strips the usefulness from their antiquated telephony equipment, which is still capitalized at billions of dollars over its (now) very low value.

Intellectual Property

         The Company has developed several important intellectual property features.

         VoIP. The patent pending E911 bypass system developed and integrated into the CPE is a key differentiator in equipment for VoIP deployment. The equipment connects to the existing E911 emergency call services platform and permits 911 calls, even in situations where there is a network failure or power failure, and requires no configuration by the end user.

         The "cascading provisioning server" feature for deployment of zero-touch hardware deployment is additionally a novel approach with respect to the end-user device market, and is a new development that is exclusive to VoIP,

Inc.'s platform. The system allows each device to auto-provision without any customer interaction even in situations where there are multiple levels of VAR or resellers to distribute the product to their customers (to any number of resale levels.) This allows for installations without any customer service or technical support time spent in configuration issues.

         The company has developed significant software resources in all areas of it's business. Many of the core features of the Company's services and deliverables are constructed on software that has been custom-designed and completely owned by the Company. Hardware inventory control, accounting, least cost routing, customer records, telephony element management, network monitoring and administration, billing reconciliation, and internal sales resource tools are some of the integrated features of the Company's software development effort.

Regulation

         The company currently is operating in unregulated industry segments. The hardware, integration, softswitch, and wireless portions of the firm are expected to remain unthreatened by regulation in major nations in which the Company expects to do business. The eGlobalphone service offering may potentially experience regulatory pressures as the United States makes changes in its telecommunications law to encompass VoIP services. The imposition of government regulation on our business could adversely affect our operations by requiring additional expense to meet compliance requirements.

1) Regulation is expected to be applied the following areas of our service: E911, CALEA (law enforcement wiretap) and USF taxation.

         a. Our existing E911 service already addresses this concern, and we are working with industry groups to also address E911 delivery via the network when that technology becomes mature and affordable. The combined delivery methods should adequately protect the company against negative regulatory or economic pressure in the future.

         b. CALEA data delivery is already almost complete in the system for the basics of call status and PIN tapping. The additional steps of call monitoring and call splitting are yet to be even defined, though it is not anticipated that their deployment would require anything other than minor expense for adequate compliance with these laws, given current technology.

         c. USF taxation has been explicitly not required for data services. The classification of VoIP as a data service has clearly indicated that it is outside of the USF charter.

2) Comments by FCC staff have indicated that VoIP will be handled in a relatively "hands-off" manner until the industry is more mature and capable of competing directly with RBOC and ILEC carriers. This is anticipated to be at least another two years. Importantly, comments by the FCC have addressed VOIP traffic as "interstate", which means that State-specific legislation will most likely have little effect on costs for calls terminated through VOIP networks.

3) Even with additional regulations if they were to be applied, the costs of compliance would be significantly lower than those of traditional telephony, as these regulatory structures are already being considered and compensated for in design aspects of the network.

4) Our focus on non-US customers should limit our exposure from one nation's regulatory and tariff environment.




                       MANAGEMENT DISCUSSION AND ANALYSIS
                              or plan of operation

         The information presented in this section should be read in conjunction with the information contained in the financial statements, including the notes thereto, and the other financial statements appearing elsewhere in this Prospectus.

General

         The  following  discussion  should  be read  in  conjunction  with  the
Consolidated  Financial Statements and the notes thereto and the other financial information appearing elsewhere in this Prospectus. Certain statements contained in this Prospectus and other written material and oral statements made from time to time by us do not relate  strictly to historical or current  facts.  As such,
they  are  considered   "forward-looking   statements"   that  provide   current
expectations  or forecasts  of future  events.  Such  statements  are  typically
characterized  by  terminology  such  as  "believe,"   "anticipate,"   "should,"
"intend,"  "plan,"  "will,"  "expect,"  "estimate,"  "project,"  "strategy"  and similar  expressions.  Our  forward-looking  statements  generally relate to the prospects  for  future  sales of our  products,  the  success  of our  marketing activities,  and the success of our  strategic  corporate  relationships.  These statements are based upon  assumptions and assessments made by our management in light  of its  experience  and its  perception  of  historical  trends,  current conditions,  expected  future  developments  and other  factors  our  management believes to be appropriate.  These  forward-looking  statements are subject to a number of risks and  uncertainties,  including  the  following:  our  ability to achieve  profitable  operations and to maintain  sufficient  cash to operate its business and meet its liquidity  requirements;  our ability to obtain financing, if required,  on terms  acceptable to it, if at all; the success of our research and  development  activities;  competitive  developments  affecting  our current products;  our ability to successfully  attract strategic partners and to market both new and existing products; exposure to lawsuits and regulatory proceedings;
our  ability  to  protect  our  intellectual  property;  governmental  laws  and
regulations  affecting   operations;   our  ability  to  identify  and  complete
diversification  opportunities;  and the impact of  acquisitions,  divestitures, restructurings,  product withdrawals and other unusual items. A further list and description  of  these  risks,  uncertainties  and  other  matters  can be found elsewhere in this Prospectus. Except as required by applicable law, we undertake no obligation to update any forward-looking  statements,  whether as a result of new information, future events or otherwise.

Balance Sheet Data:                        September 30, 2004
                                             (unaudited)       December 31, 2003

   Total assets                              $ 8,567,407            $ 259,458
   Long-term liabilities, net                          -                    -
   Total liabilities                           1,896,516              151,166
   Shareholders' equity                        6,670,891              108,292

                                          Nine Months Ended                        Year Ended
                                    September 30, 2004 (unaudited)                  December 31,
Statements of Operations Data:        2004                 2003               2003                2002
Revenue                           $ 1,015,065        $     5,075        $     8,678        $     1,018
Operating (loss)(1)                (4,610,370)           (53,621)          (101,434)           (61,926)
Net (loss) (1)                     (4,610,370)           (53,621)          (352,968)           (61,926)
Net (loss) per common share             (0.42)             (0.03)             (0.20)             (0.04)


(1) Includes $3,520,000 non-cash compensation expenses resulting from the issuance to executive officers of warrants to purchase 4,400,000 shares of common stock for $1.00 per share.

         See "Financial Statements" beginning on Page F-1.

Results of Operations - 2003 compared to 2002.

         The Company commenced operations during the fourth quarter of 1998 and focused significant resources through December 2003 in procuring and importing its tea inventory and developing sales and distribution channels. Accordingly, the Company has generated only minimal revenues and experienced cumulative losses of approximately $624,647 which amount includes the recording of an inventory reserve of $251,534.

         During this start-up phase, the Company was dependent upon cash advances from affiliates to provide working capital. The Company's continued existence is dependent upon its ability to generate sufficient cash flows from operations to supports its daily operations as well as provide sufficient resources to retire any incurred liabilities and/or obligations on a timely basis.

         Through direct mail advertising, we increased our customer base during the year, but still at a very low level. Budget constrains limited our campaign expenditures, thus growth will continue to be limited. We continued to explore other avenues which may bring us increased revenue and customer base, but the results are as yet unknown.

         Even though tea has unlimited shelf life if kept under proper conditions, any deterioration of our products, which represents essentially all of the Company's assets, could become worthless.

         For the respective quarters ended September 30, 2004 and 2003, the Company had revenues of $929,767 and $4,291.

         For the respective nine month periods ended September 30, 2004 and 2003, the Company had revenues of $1,015,065 and $5,075.

         The significant increase in revenues was provided primarily by Voipamericas and DTNet. As mentioned in the financial statements, the company acquired DTNet Technologies, Inc. in June 2004 and Voipamericas in September 2004. DTNet provides customer premises equipment to cable and DSL Internet providers throughout North America. DTNet sales were approximately $4.7 million in 2003. Voipamericas revenues for the first nine months of the year were $1.4 million. Management believes that the acquisitions of DTNet and Voipamericas will provide proven distribution channels and leadership in sales throughout the Americas. DTNet and Voipamericas complement the company's strategy to deliver Voice over Internet Protocol over a wireless local loop and deliver service provider solutions to cable operators.

         Net losses for the respective quarters ended September 30, 2004 and 2003 were $4,179,389 and $21,955. Net loss per share was approximately $0.21 and $0.01 respectively for each period. Total net losses for the respective nine months ended September 30, 2004 and 2003 were $4,610,370 and $53,621. Net loss per share was approximately ($0.42) and $(0.03) respectively for each nine month period. This included the one time event of the issuance of 4,400,000 warrants to two executives to acquire 2,200,000 Company shares at $1.00 for each. The difference between the market value and the $1.00 share price is $3,520,000. Additionally, there is an increase of $884,937 in operating costs attributable basically to start up operations.

Liquidity and Capital Resources

         The Company financed its operations during calendar year 2003 through cash advances (loans) from its affiliates. The loans that have been received from affiliates are unsecured. We have not executed any promissory notes or other instruments, but merely receive the funds based upon a verbal agreement that we are to repay any and all such loans from any excess cash that we may have on hand upon sale of products in the future.

         Liquidity for the period from inception through September 30, 2004 has been mainly provided by sales of common stocks through private placements and borrowing from affiliates. Management has taken actions directly related to the generation of product sales during calendar 2004 and anticipates that these efforts will be sufficient to provide sufficient resources to sustain its operations during 2005.



         The Company anticipates that all working capital requirements for the current annual period will be satisfied from the operation of the newly acquired business and the sales of additional common shares through private placements.

         In November, 2004, the Company formalized funding in the amount of $1,550,000 by issuing 2,249,500shares of common stock to five subscribers.

Payments Due by Period

         The following table illustrates our outstanding debts and the terms of that debt as of March 31, 2004:

                                             Less than 1        1-3           3-5       More than
   Contractual Obligations        Total          Year          Years         Years        5 Years
-----------------------------------------------------------------------------------------------------
Accounts Payable                 $ 1,169,840 $   1,169,840       0             0            0
Bank Line Of Credit                  350,000       350,000       0             0            0
Other Liabilities                    299,157       299,157       0             0            0
Notes Payable                         77,519        77,519       0             0            0
                              -----------------------------------------------------------------------
Total                              1,896,516     1,896,516       0             0            0
                              -----------------------------------------------------------------------


Market Risk

         We market investment securities issued by various securities issuers. The issuers of these products retain all interest rate and default risk.

Recent Developments

         We have recently made a number of announcements regarding key business development milestones that should start to materially contribute to our revenues and profitability improvement during the last quarter of 2004.

         On December 9, 2004, VoIP Inc. announced that it has hired Bill Burbank as Chief Operating Officer. Burbank joins VoIP, Inc., at a time when the company is experiencing tremendous growth. Burbank has vast experience working in senior Business Development and Operations positions with both private and public companies. He was co-founder of Incite Global Services, a consulting firm specializing in Business Development, Operations and Crisis Management for software companies in the communication space. Prior to IGS, he was co-founder and was President of Foresight Technology. At Foresight, he played an instrumental role in fostering Foresight's leadership in computer telephone integration (CTI) and customer premise-based speech recognition products. Prior to Foresight, Burbank served as Vice President of Worldwide Sales and Marketing for Registry Magic Inc., where he led the sales of the company's speech recognition call routing system, which became the leading product in the industry. As Vice President of Sales for The Automatic Answer Inc., a voice and unified messaging software company, he drove sales to achieve the growth that earned the company the distinction of being named one of Inc. Magazine's 500 fastest growing private companies for three consecutive years.

         On December 8, 2004, VoIP Inc. announced that it has signed a Virtual Service Provider (VSP) Agreement with Parrot Communications Ltd., a Hong Kong company. Service will be first launched in the New Zealand market where Parrot has a subsidiary and will be expanded into other markets. Under the Agreement, VoIP Inc. will supply their proprietary Internet Telephony services so that Parrot can establish services throughout the Asia Pacific region. In addition, VOIP Inc. will be supplying Multimedia Terminal Adaptors (MTA's) from its wholly owned subsidiary, VoIP Solutions Inc. ECommerce, web site applications and customer billing will be outsourced to VoIP Inc. The service will be launched this month primarily to small and medium size businesses initially in New Zealand and Australia with plans to expand operations into Japan and China early next year.

         On October 19, 2004, VoIP Inc. announced at the Fall VON 2004 conference that it has signed a Virtual Service Provider contract with J & N Cable Systems a Private Cable Operator (PCO) located in the western US serving 10 cities in 2 states. J & N Cable Systems will offer voice over IP (VoIP) telephone service to its customer base, allowing those customers to bypass traditional phone companies, signaling the start of a technological shift that could change the cable industry--one of the biggest and most important industries in the US economy.

         On October 8, 2004, VoIP Inc. announced the company has been awarded a VoIP Service Provider Award by Technology Marketing Corporation (TMC(R))'s INTERNET TELEPHONY(R) magazine at the INTERNET TELEPHONY Conference and EXPO Fall 2004 in Los Angeles. The three day event is the largest VoIP trade show in the world. The INTERNET TELEPHONY VoIP Service Provider Award is presented to companies whose VoIP visions have delivered on the promise of excellence for their clients in a genuine and measurable way.

         On October 7, 2004, VoIP Inc. announced the company has been awarded a VoIP Service Provider Award by Technology Marketing Corporation (TMC(R))'s INTERNET TELEPHONY(R) magazine at the INTERNET TELEPHONY Conference and EXPO Fall 2004 in Los Angeles. The three day event is the largest VoIP trade show in the world. The INTERNET TELEPHONY VoIP Service Provider Award is presented to companies whose VoIP visions have delivered on the promise of excellence for their clients in a genuine and measurable way.

         On September 29, 2004, VoIP Inc. announced that VoIP-Americas has been named to the 2004 "pulver100" - which is the VoIP industry's premiere listing of growth companies that represent the future of the communications ecosystem. VoIP-Americas has been named to the list due to its most prestigious listing of growth companies that represent the future of the communications ecosystem.

         On September 24, 2004, VoIP Inc. announced a 1 million minute increase in its wholesale traffic division VoIP-Americas. VoIP-Americas is a wholly-owned subsidiary of VoIP, Inc. and comprise the wholesale VoIP traffic division.

         On September 15, 2004, VoIP Inc. announced that it's wholly owned subsidiary, VoIP Solutions, Inc., has received a purchase contract for its MTA-V102 Multimedia Terminal Adapters valued at more than $1 million (USD) from FMC Telecom of Davie, Florida.

         On August 16, 2004, VoIP Inc. announced the expansion of its residential and business Voice over Internet Protocol (VoIP) phone service, eGlobalphone. The expansion includes Texas, Ohio, Washington, Pennsylvania, North Carolina, Michigan, Minnesota and Missouri. The availability of the eGlobalphone Service to residents and businesses in 8 additional states marks the commitment by VoIP, Inc. the parent company of eGlobalphone to meet the needs of customers globally; offering a high-tech alternative for their communications needs.

         On July 14, 2004, VoIP Inc. announced that it has signed a Virtual Service Provider (VSP) Agreement with VOIP-4U, a United Kingdom-based Telco. Under the Agreement, VoIP Inc. will supply their proprietary media gateways for local Interconnection with British Telecommunications service providers in addition to supplying MTA's (Multimedia Terminal Adaptors) from its wholly owned subsidiary, VoIP-Solutions Inc.

                                   MANAGEMENT

Directors, Executive Officers, Promoters and Control Persons

         The following table contains information concerning the Company's executive officers and directors.
                                                                   Start Date
Name                Age    Position with Company                   with Company
-------------------------------------------------------------------------------

Steven Ivester      40     Chairman, Chief Executive Officer,      March 2004
                           Secretary and Sole Director
Clive Raines        45     President of International Operations   March 2004
John Todd           33     Chief Technology Officer                March 2004
Osvaldo Pitters     45     Chief Financial Officer                 May 2004
Bill Burbank        46     Chief Operating Officer                 December 2004




         Steven Ivester,  Chairman, Chief Executive Officer,  Secretary and Sole
Director,  joined the Company in March 2004 when he made an agreement with prior management  to contribute  the assets and  intellectual  property  rights of two start-up companies,  eGlobalphone,  Inc. and VoIP Solutions, Inc. Prior to that,
since   early   2001,   he   was   a   self-employed    consultant   for   other
voice-over-Internet  companies.  From early 1997 until the present,  he has also been  engaged  as Chief  Executive  Officer of  Navigator,  PC,  which  supplies computer-navigation and display equipment to the U.S. military services.

         Clive Raines, President of International Operations, developed an international business model for USA Talks. He was relocated as European CEO in London, UK from 1998 to 2002. During 2003 he worked with Voiceglo as a Director.

         John Todd, Chief Technology Officer,  has been involved since 1999 with
Internet companies, including Collocation Corporation, Inc. from September 2001 to December 2002 as network Services Manager; 10-20.com, Inc. from September
2001 to present as President; Onyx Networks.

         Osvaldo Pitters, Chief Financial Officer and Treasurer, was employed from January 2003 to April 2004, as Controller of Cima Telecom Group. From
January  2002 to  January  2003,  he was the Chief  Operating  Officer  of Price
Waterhouse  Coopers-Dominican  Republic.  He also worked  seven years with Price
Waterhouse Chile and two years with Price Waterhouse London, England. He also worked with Pepsi Co. for several years in several countries within the Latin
American Division.

         Bill Burbank,  Chief Operating Officer, was co-founder of Incite Global
Services, a consulting firm specializing in Business Development, Operations and Crisis Management for software companies in the communication space. Prior to IGS, he was co-founder and was President of Foresight Technology. At Foresight, he played an instrumental role in fostering Foresight's leadership in computer telephone integration (CTI) and customer premise-based speech recognition products. Prior to Foresight, Burbank served as Vice President of Worldwide
Sales and Marketing for Registry Magic Inc., where he led the sales of the company's speech recognition call routing system, which became the leading product in the industry. As Vice President of Sales for The Automatic Answer
Inc., a voice and unified messaging software company, he drove sales to achieve the growth that earned the company the distinction of being named one of Inc.
Magazine's 500 fastest growing private companies for three consecutive years

Executive Compensation

         Summary   Compensation  Table.  The  following  table  sets  forth  the compensation  earned by the Company's Chief Executive Officer for the year ended
December 31, 2003 in salary and bonus for services rendered in all capacities to the Company for the fiscal years ended December 31, 2003, 2002 and 2001:

                                      Annual Compensation                Long-Term Compensation
                                      -------------------                ----------------------
                                                                        Securities
                                                                        Underlying
                                                         Other Annual   Options or     All Other
Name/Principal Position      Year     Salary    Bonus    Compensation    Warrants    Compensation
  Kevin B. Halter, CEO (1)   2003     $ 0       $ 0         $ 0             0            0
                             2002     $ 0       $ 0         $ 0             0            0
                             2001     $ 0       $ 0         $ 0             0            0



----------------
         (1) Mr. Halter resigned in 2004.

                                                                                            Value of Unexercised
                                                    Number of Securities Underlying       In-the-Money Options at
                                                     Unexercised Options at Fiscal                 Fiscal
                                                                Year End                          Year End
                        Number of
                         Shares
                       Acquired or     Realized
       Name             Exercised        Value      Exercisable      Unexercisable      Exercisable    Unexercisable
       ----             ---------        -----      -----------      -------------      -----------    -------------
None

                                                                          Estimated Future Payments under
                                                                            Non-Stock Price-Based Plans
                          Number of         Performance or
                      Shares, Under or    Other Period Until      Threshold           Target             Maximum
        Name           Other Rights #    Maturation or Payout     ($ or #)           ($ or #)           ($ or #)
        ----           --------------               ---------     --------           --------           --------

None

Stock Option Plan

         The Company's Stock Option Plan (the "2004 Option Plan") provides for the grant to eligible employees and directors of options for the purchase of Common Stock. The Option Plan covers, in the aggregate, a maximum of 4,000,000 shares of Common Stock and provides for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986) and nonqualified stock options (options which do not meet the requirements of Section 422). Under the Option Plan, the exercise price may not be less than the fair market value of the Common Stock on the date of the grant of the option.

         The Board of Directors administers and interprets the Option Plan and is authorized to grant options thereunder to all eligible employees of the Company, including officers. The Board of Directors designates the optionees, the number of shares subject to the options and the terms and conditions of each option. Each option granted under the Option Plan must be exercised, if at all, during a period established in the grant which may not exceed 10 years from the later of the date of grant or the date first exercisable. An optionee may not transfer or assign any option granted and may not exercise any options after a specified period subsequent to the termination of the optionee's employment with the Company.

Certain Relationships and Related Transactions

         The Company was organized by Kevin Halter and members of his family in 1998, when they purchased 1,000,000 shares at its par value. Then in March 2004, the Company sold 12,500,000 shares of stock to Steven Ivester for par value ($12,500), plus his agreement to contribute two operating companies. Such companies were contributed in May 2004, effective April 15, 2004.

         As of December 31, 2003, the Company had amounts due to affiliated entities and/or shareholders and/or officers of approximately $151,000. These advances were unsecured, due upon demand and are non-interest bearing. Subsequently, in April 2004, the Company issued 339,242 shares of common stock to satisfy the balance due at December 31, 2003.

Promoters

         On February 27, 2004, the Company issued and sold 12,500,000 shares of common stock to Steven Ivester in exchange for cash of $12,500 and his agreement to contribute the intellectual property rights and related assets of two start-up companies formed to engage in the telecommunications industry. The shares issued represented approximately 88% of the shares outstanding after the exchange, as a result of which Mr. Ivester became the controlling shareholder of the Company.

         On May 25, 2004 (but effective for all purposes as of April 15, 2004), the Company completed the acquisition of two Florida-based subsidiaries, eGlobalphone, Inc. and VoIP Solutions, Inc., both Florida Corporations.

         On August 4, 2004, the Company issued warrants to purchase 2,200,000 shares of common stock for an exercise price of $1.00 per share to each of John Todd and Clive Raines.

         Messrs. Ivester, Todd and Raines may be considered to be "promoters" by the Company.

                            DESCRIPTION OF SECURITIES

General

         The following summary is qualified in its entirety by reference to the Company's Articles of Incorporation and its By-Laws. The Company's authorized capital stock consists of 100,000,000 shares of common stock, $.001 par value per share.

Common Stock

         As of November 18, 2004, 23,563,982 common shares of the Company's common stock are held of record by approximately 250 persons. Each share of common stock entitles the holder of record thereof to cast one vote on all matters acted upon at the Company's shareholder meetings. Directors are elected by a plurality vote. Because holders of common stock do not have the cumulative voting rights, holders or a single holder of more than 50% of the outstanding shares of common stock present and voting at an annual meeting at which a quorum is present can elect all of the Company's directors. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities. All of the outstanding shares of common stock are fully paid and non-assessable.

         Holders of common stock are entitled to receive ratably such dividends, if any as may be declared from time to time by the Board of Directors in its sole discretion from funds legally available therefore. In the event the Company is liquidated, dissolved or wound up, holders of common stock are entitled to share ratably in the assets remaining after liabilities and all accrued and unpaid cash dividends are paid.

Transfer Agent

         The Company's transfer agent is Securities Transfer Corporation, Frisco, Texas.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of December 07, 2004, before this offering and as adjusted to reflect the sale of 4,357,000 shares in this offering, by all officers and directors and by all those known by us to be beneficial owners of more than 5% of our Common Stock.

         Unless otherwise specified, the business address of the shareholder is our address as set forth in this memorandum. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally means sole or shared power to vote or direct the voting or to dispose or direct the disposition of any Common Stock. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

                                                                    Beneficial
                                                                     Ownership
                                            Beneficial Ownership(1)    After
                                                Before Offering      Offering

Beneficial Owner                            Shares     Percentage    Percentage
----------------                            ------     ----------    ----------
Steven Ivester.........................  11,625,000        49.4%        49.4%
Clive Raines...........................   2,200,000(1)      8.5%         8.5%
John Todd..............................   2,200,000(1)      8.5%         8.5%
All officers and directors in a group    16,900,000        60.4%        60.4%
(5 persons)............................
------------
(1)      Represents warrants to purchase common shares at $1.00 per share.

                                  LEGAL MATTERS

         Legal matters in connection with the common stock being offered hereby will be passed upon for the Company and selling shareholders or by Andrews Kurth LLP, Dallas, Texas.

                                     EXPERTS

         Our financial statements as of December 31, 2003 and 2002, and for the years then ended, included in this Prospectus have been audited by the firm of Tschopp, Whitcomb & Orr, P.A., independent certified public accountants, as set forth in their report therein included, and have been so included in reliance upon such report being given upon their authority as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         We have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2, together with all amendments, schedules and exhibits thereto, pursuant to the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all information set forth in the registration statement and the exhibits. The statements contained in this prospectus as to the contents of any contract or other document identified as exhibits in this prospectus are materially complete, but in each instance, reference is made to a copy of such contract or document filed as an exhibit to the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and exhibits which may be inspected without charge at the Commission's principal office at Judiciary Plaza, 450 Fifth Street, NW, Washington, D. C. 20549.

         We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports, proxy statements and other information with the Commission Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, NW, Washington, D. C. 20549. Copies of such material may also be obtained from the Public Reference Section of the Commission at prescribed rates. Our Registration Statement on Form SB-2, as well as any reports to be filed under the Exchange Act can also be obtained electronically after we have filed such documents with the Commission through a variety of databases, including among others, the Commission's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") program, Knight-Ridder Information, Inc., Federal Filings/Dow Jones and Lexis/Nexis. Additionally, the Commission maintains a Website (http://www sec.gov) that contains such information regarding the Company.

         We intend to furnish our shareholders with annual reports containing audited financial statements and such other reports as we deem appropriate or as may be required by law.

         Requests for information may be directed to Steven Ivester, CEO, c/o the Company at 12330 S.W. 53rd Street, Suite 712, Fort Lauderdale, Florida 33330, telephone (954) 434-2000.



                          INDEX TO FINANCIAL STATEMENTS


Heading                                                                     Page
-------                                                                     ----

Report of Independent Certified Public Accountants                          F-1

Balance Sheets                                                              F-2

Statements of Operations                                                    F-3

Statement of Changes in Stockholders Equity                                 F-4

Statements of Cash Flow                                                     F-5

Notes to Financial Statements                                               F-6

Consolidated Balance Sheet                                                  F-11

Consolidated Statements of Operations and Comprehensive Income              F-12

Consolidated Statements of Cash Flows                                       F-13

VoIP, Inc. Notes to Financial Statements                                    F-14

                         TSCHOPP, WHITCOMB & ORR, P.A.
                    2600 Maitland Center Parkway, Suite 330
                               Maitland, FL 32751


               Report of Independent Certified Public Accountants
               --------------------------------------------------


Board of Directors and Stockholder
Millennia Tea Masters, Inc.

We have audited the accompanying balance sheets of Millennia Tea Masters, Inc. (a development stage company) as of December 31, 2003 and 2002 and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended and for the cumulative period from August 3, 1998 (date of inception) through December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The cumulative statements of operations, changes in stockholders' equity and cash flows for the period from August 3, 1998 (date of inception) through December 31, 2003 include amounts for the period from August 3, 1998 (date of inception) through December 31, 2001 which were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for the period from August 3, 1998 (date of inception) through December 31, 2001 is based solely on the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above, present fairly, in all material respects, the financial position of Millennia Tea Masters, Inc. (a development stage company) as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended and for the cumulative period from August 3, 1998 (date of inception) through December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the financial statements, the Company has experienced limited sales and incurred cumulative operating losses since its inception. The Company has been dependent upon the proceeds from the sales of common stock and advances from related parties to provide working capital. This situation raises a substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  Tschopp, Whitcomb & Orr, P.A.

January 30, 2004
Maitland, Florida

                           MILLENNIA TEA MASTERS, INC
                          (A Development Stage Company)

                                 Balance Sheets

                           December 31, 2003 and 2002



                                                             2003        2002
                                                          ---------   ---------
       ASSETS

Current assets:
       Cash on hand and in bank                           $   3,499   $       9
       Inventory (note 4)                                   251,534     526,161
       Prepaid expenses                                       4,425       4,060
                                                          ---------   ---------

               Total current assets                         259,458     530,230
                                                          ---------   ---------

               TOTAL ASSETS                               $ 259,458   $ 530,230
                                                          =========   =========


       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
       Due to affiliates (note 5)                         $ 151,166   $  68,970
                                                          ---------   ---------

               Total current liabilities                    151,166      68,970
                                                          ---------   ---------

Commitments (note 6)

                             Stockholders' equity:
                         Common stock - $0.001 par value
           25,000,000 shares authorized
           1,730,939 shares issued and outstanding            1,731       1,731
       Additional paid-in capital                           731,208     731,208
       Deficit accumulated during the development stage    (624,647)   (271,679)
                                                          ---------   ---------

               Total stockholders' equity                   108,292     461,260
                                                          ---------   ---------

Total liabilities and stockholders' equity                $ 259,458   $ 530,230
                                                          =========   =========


See accompanying notes to financial statements.





                           MILLENNIA TEA MASTERS, INC.
                          (A Development Stage Company)

                  Statements of Changes in Stockholders' Equity

    Period from August 3, 1998 (date of inception) through December 31, 2003


                                                                     Deficit
                                   Common Stock                     Accumulated
                                 -------------------
                                                        Additional   During The
                                Number of                Paid-in   Development
                                 Shares     Par Value    Capital      Stage        Total
                                ---------   ---------   ---------   ---------    ---------

Shares issued to founders
  at inception                  1,000,000   $   1,000        --          --          1,000

Sale of common stock              308,565         309     308,256        --        308,565

Net loss                             --          --          --       (16,030)     (16,030)
                                ---------   ---------   ---------   ---------    ---------

Balances at December 31, 1998   1,308,565       1,309     308,256     (16,030)     293,535

Sale of common stock              422,374         422     422,952        --        423,374

Net loss                             --          --          --       (74,482)     (74,482)
                                ---------   ---------   ---------   ---------    ---------

Balances at December 31, 1999   1,730,939       1,731     731,208     (90,512)     642,427

Net loss                             --          --          --       (57,607)     (57,607)
                                ---------   ---------   ---------   ---------    ---------

Balances at December 31, 2000   1,730,939       1,731     731,208    (148,119)     584,820

Net loss                             --          --          --       (61,634)     (61,634)
                                ---------   ---------   ---------   ---------    ---------

Balances at December 31, 2001   1,730,939       1,731     731,208    (209,753)     523,186

Net loss                             --          --          --       (61,926)     (61,926)
                                ---------   ---------   ---------   ---------    ---------

Balances at December 31, 2002   1,730,939       1,731     731,208    (271,679)     461,260

Net loss                             --          --          --      (352,968)    (352,968)
                                ---------   ---------   ---------   ---------    ---------

Balances at December 31, 2003   1,730,939   $   1,731     731,208    (624,647)     108,292
                                =========   =========   =========   =========    =========



See accompanying notes to financial statements.





               MILLENNIA TEA MASTERS, INC.
              (A Development Stage Company)

    Statements of Operations

                                                                                Cumulative
                                                                               Period From
                                                                              August 3, 1998
                                                                                 Through
                                                                               December 31,
                                                    2003             2002          2003
                                                 -----------    -----------    -----------
Revenues                                         $     8,678    $     1,018         19,994

Cost of sales                                         11,213            169         13,917
                                                 -----------    -----------    -----------

             Gross profit                             (2,535)           849          6,077
                                                 -----------    -----------    -----------

Operating expenses:
    General and administrative expenses               57,469         12,934        156,560
    Warehouse rent                                    41,430         49,841        222,630
                                                 -----------    -----------    -----------

             Total operating expenses                 98,899         62,775        379,190
                                                 -----------    -----------    -----------

             Loss from operations                   (101,434)       (61,926)      (373,113)

Other expense (note 4)                              (251,534)          --         (251,534)
                                                 -----------    -----------    -----------

             Loss before income taxes               (352,968)       (61,926)      (624,647)

Provision for income taxes                              --             --             --
                                                 -----------    -----------    -----------

             Net loss                            $  (352,968)   $   (61,926)      (624,647)
                                                 ===========    ===========    ===========

Loss per weighted-average share of common
    stock outstanding, basic and fully diluted   $     (0.20)         (0.04)
                                                 ===========    ===========


Weighted-average number of common shares
    outstanding                                    1,730,939      1,730,939
                                                 ===========    ===========




See accompanying notes to financial statements.





                    MILLENNIA TEA MASTERS, INC.
                   (A Development Stage Company)

                      Statements of Cash Flows



                                                                                   Cumulative
                                                                                  Period From
                                                                                   August 31,
                                                                                  1998 Through
                                                                                  December 31,
                                                            2003         2002          2003
                                                         ---------    ---------    ---------
Cash flows from operating activities:
   Net loss                                              $(352,968)   $ (61,926)    (624,647)
   Adjustments to reconcile net loss to net cash
      provided by operating activities:
      Inventory reserve                                    251,534         --        251,534
      Increase (decrease) in:
        Inventory                                           23,093          201     (503,068)
        Accounts payable - trade                              --         (9,711)        --
        Prepaid expenses                                      (365)      (4,060)      (4,425)
                                                         ---------    ---------    ---------

            Net cash used in operating activities          (78,706)     (75,496)    (880,606)
                                                         ---------    ---------    ---------

Cash flows from investing activities:
   Net cash advanced from affiliates                        82,196       73,849      151,166
                                                         ---------    ---------    ---------

            Net cash  provided by investing activities      82,196       73,849      151,166
                                                         ---------    ---------    ---------

Cash flows from financing activities:
   Proceeds from sale of common stock                         --           --        732,939
                                                         ---------    ---------    ---------

            Net cash provided by financing activities         --           --        732,939
                                                         ---------    ---------    ---------

Increase (decrease) in cash                                  3,490       (1,647)       3,499

Cash at beginning of period                                      9        1,656         --
                                                         ---------    ---------    ---------

Cash at end of period                                    $   3,499    $       9        3,499
                                                         =========    =========    =========



See accompanying notes to financial statements.

                           MILLENNIA TEA MASTERS, INC.
                          (A Development Stage company)

                          Notes to Financial Statements


                           December 31, 2003 and 2002


(1)      Organization and Description of Business

         Millennia Tea Masters, Inc. (Company) was incorporated on August 3, 1998 under the laws of the State of Texas. The Company was formed to engage principally in the marketing and sale of imported teas.

         The Company has had no substantial operations since inception. Due to the lack of sustaining operations the Company generated no significant operating revenues and has incurred cumulative operating losses of approximately $625,000. Accordingly, the Company is still considered to be in the development stage.

         The  Company's  principal  product,  imported  teas from Sri Lanka,  is processed by a single unrelated Sri Lankan entity. In the event of any disruption in the availability of imported teas from Sri Lanka, the Company may experience a negative economic impact. The Company believes that other processors of imported teas of comparable quality and price are available from the same region and that no interruption of product availability will occur.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2)      Going Concern Uncertainty

The Company commenced operations during the fourth quarter of 1998 and has focused significant resources in procuring and importing inventory and developing sales and distribution channels since that date. Management is investigating alternative methods to generate product demand and market acceptance.

The Company has generated only minimal revenues since inception and has incurred cumulative operating losses of approximately $625,000 which includes an inventory reserve of $251,534. Since inception, the Company has been dependent upon the sale of common stock and advances from affiliates to provide working capital. The Company's continued existence is dependent upon its ability to generate sufficient cash flows from operations to support its daily operations as well as provide sufficient resources to retire existing liabilities and obligations on a timely basis. This situation raises a substantial doubt about the Company's ability to continue as a going concern.

                                   (Continued)

                           MILLENNIA TEA MASTERS, INC.
                          (A Development Stage Company)

                          Notes to Financial Statements



(2)      Going Concern Uncertainty - (Continued)

Management is reviewing the actions to be taken in future periods to generate operational results sufficient to provide resources to sustain its operations. Further, management believes that its efforts to raise additional capital through the sale of equity securities and/or new debt financing will provide additional cash flows. However, there can be no assurance that the Company will be able to obtain additional funding or, that such funding, if available, will be obtained on terms favorable to or affordable by the Company.


(3)      Summary of Significant Accounting Policies

(a)      Cash and Cash Equivalents

                  For purposes of reporting cash flows, the Company considers all cash on hand, in banks, including accounts in book overdraft positions, certificates of deposit and other highly liquid debt instruments with a maturity of three months or less at the date of purchase to be cash and cash equivalents.


                  Cash overdraft positions may occur from time to time due to the timing of making bank deposits and releasing checks, in accordance with the Company's cash management policies.


(b)      Inventory

         Inventory consists of imported tea products and is valued at the lower of cost or market using the first-in, first-out method.

(c)      Revenue Recognition

         The Company sells it products to the general public through direct sales on a prepaid basis. Accordingly, the Company recognizes revenue at the point of shipment to its customers. Sales allowances are recorded concurrent with the related sale of product. Sales returns are recorded at the time and point that products are received back from a dissatisfied consumer.


                                   (Continued)

                           MILLENNIA TEA MASTERS, INC.
                          (A Development Stage Company)

                          Notes to Financial Statements



(3)      Summary of Significant Accounting Policies - (Continued)

(d)      Income Taxes

         The Company uses the asset and liability method of accounting for income taxes. At December 31, 2003 and 2002, the deferred tax asset and deferred tax liability accounts, as recorded when material to the financial statements, are entirely the result of temporary differences. Temporary differences represent differences in the recognition of assets and liabilities for tax and financial reporting purposes.


         At December 31, 2003 and 2002 deferred tax assets are related solely to the Company's net operating loss carry forward of approximately $600,000 which is fully reserved. If these carry forwards are not utilized, they will begin to expire in 2018.


(e)      Earnings (Loss) Per Share

         Basic earnings (loss) per share are computed by dividing the net income
         (loss) by the weighted-average number of shares of common stock and common stock equivalents (primarily outstanding options and warrants). Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method. The calculation of fully diluted earnings (loss) per share assumes the dilutive effect of the exercise of outstanding options and warrants at either the beginning of the respective period presented or the date of issuance, whichever is later. As of December 31, 2003 and 2002, the Company had no warrants and/or options outstanding.

(4)      Inventory


During the final quarter of the year ended December 31, 2003, management recorded an inventory reserve of $251,534. The reserve has been established primarily as a result of lower than expected levels of sales volume over the last two years. The relatively small sales volume result from the Company's limited marketing resources and distribution capabilities. As a result of these factors management may find it necessary, for working capital purposes, to sell its inventory at prices substantially below its carrying value. While management expects sales volume to increase in 2004 there can be no assurance that projected levels of revenue will be achieved.

                           MILLENNIA TEA MASTERS, INC.
                          (A Development Stage Company)

                          Notes to Financial Statements




(5)      Related Party Transactions

As of December 31, 2003, the Company has a net payable to two affiliated entities of $151,166. These advances are unsecured, due upon demand and are non-interest bearing.

(6)      Commitments

Beginning December 15, 2002, the Company leased an 8,000 sq. ft. office/warehouse under a lease from a non-related third party scheduled to expire December 31, 2004. The following summarizes the Company's current obligations under a three year lease as of December 31, 2002.

 Date of lease 12-15-02
Lease term begins 01-01-03
Lease term ends 12-31-04
Renewal option None
Contingent rents No
Initial rent $3,750 per month
Escalation None

Future minimum payments, by years and in the aggregate, under non-cancelable operating lease with initial or remaining terms of one year or more consisted of the following at December 31, 2003:

                        Year Ending December 31,               Amount

                                  2004                         $ 45,000




                           MILLENNIA TEA MASTERS, INC.
                          (A Development Stage Company)

                          Notes to Financial Statements





(7)      Selected Financial Data (Unaudited)

The following is a summary of the quarterly results of operations for the years ended December 31, 2003 and 2002, respectively:






                                 Quarter Ended   Quarter ended Quarter ended  Quarter ended   Year ended
                                   March 31,       June 30,    September 30,  December 31,   December 31,
                                   ---------       --------    -------------  ------------   ------------
2003
Net revenues                    $        60            724          4,291          3,603          8,678
Net loss                            (11,747)       (19,879)       (21,995)      (299,347)      (352,968)
Basic loss per share                  (0.01)         (0.01)         (0.01)         (0.17)         (0.20)
Weighted-average number of
shares issued and outstanding     1,730,939      1,730,939      1,730,939      1,730,939      1,730,939

2002

Net revenues                    $        96            150            276            496          1,018
Net loss                            (16,265)       (12,246)       (14,425)       (18,990)       (61,926)
Basic loss per share                  (0.01)         (0.01)         (0.01)         (0.01)         (0.04)
Weighted-average number of
shares issued and outstanding     1,730,939      1,730,939      1,730,939      1,730,939      1,730,939



                                    VoIP Inc.
                           Consolidated Balance Sheet
                               September 30, 2004


                                                                          (Unaudited)
                                                                           Sept. 30,
                                                                              2004
                                                                         ------------
        ASSETS

Current Assets
       Cash on hand and in bank                                          $    237,524
       Accounts receivable                                                    806,686
       Due from related parties                                                  --
       Inventory                                                              369,944
       Other current assets                                                   133,412
                                                                         ------------
Total Current Assets                                                        1,547,566
                                                                         ------------

Property and equipment, net                                                   385,405
Goodwill                                                                    6,618,864
Investment DTNet                                                                 --
Investment Voipamericas                                                          --
Other assets                                                                   15,572
                                                                         ------------

TOTAL ASSETS                                                             $  8,567,407
                                                                         ============


       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
       Accounts payable                                                  $  1,169,840
       Amounts due to affiliates                                                 --
       Other current liabilities                                              726,676
                                                                         ------------
Total Liabilities                                                           1,896,516
                                                                         ------------

Commitments and contingencies                                                    --

Stockholders' equity Common stock - $0.01 par value 100,000,000 shares authorized 20,859,434 and 1,730,939 issued
and outstanding respectively                                                   20,859
Additional paid in capital                                                 11,885,049
Accumalitive deficit                                                       (5,235,017)
                                                                         ------------
Total stockholders' equity                                                  6,670,891
                                                                         ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                               $  8,567,407
                                                                         ============

                                    VoIP Inc.
         Consolidated Statements of Operations and Comprehensive Income
                  Nine months ended September 30, 2004 and 2003
                                   (Unaudited)




                                             Nine months     Nine months
                                                ended            ended
                                            September 30,   September 30,
                                                2004            2003
                                            ------------    ------------

 Revenues                                   $  1,015,065    $      5,075

 Cost of Sales                                   737,904           1,268
                                            ------------    ------------

 Gross Profit                                    277,161           3,807

 Operating expenses
      General and administrative expenses      4,887,531          57,428
                                            ------------    ------------

 Gain (Loss) from operations                  (4,610,370)        (53,621)

 Other income (expenses)                            --              --
                                            ------------    ------------

 Gain (Loss) before income taxes              (4,610,370)        (53,621)

 Provision for income taxes                         --              --
                                            ------------    ------------

 Net Gain (Loss)                            $ (4,610,370)   $    (53,621)
                                            ============    ============

Loss per weighted average
share of common stock
outstanding, computerd on net
loss-basic and fully diluted                $      (0.42)   $      (0.03)

Weighted average number of
shares of common stock
outstanding-basic and fully
diluted10,989,990asic and fully               10,989,990       1,730,939

                         VoIP Inc.
                      Consolidated Statements of Cash Flows
                  Nine months ended September 30, 2004 and 2003
                                   (Unaudited)



                                                   Nine months     Nine months
                                                     ended            ended
                                                   September 30,   September 30,
                                                       2004            2003
                                                   ------------    ------------

Cash flows from operating activities
        Net loss                                    $(4,610,370)   $   (53,621)
        Adjustments to reconcile net loss to net
        cash used in operating activities                  --             --
        Depreciation                                      2,964           --
        Common shares issued for services               344,166           --
        Warrants issued to employees                  3,520,000           --
        Changes in operating assets and liabilities
        net of assets and liabilities acquired
        Accounts receivable                              (4,583)          --
        Inventory                                       (37,580)         1,229
        Other current assets                            (76,760)        (5,801)
        Accounts payable                                (10,618)          --
        Other current liabilities                        87,949           --
                                                    -----------    -----------
Net cash used in operating activities                  (784,832)       (58,193)
                                                    -----------    -----------

Cash flows from investing activities
        Cash from acquisitions                          104,862           --
        Purchase of property and equipment              (43,550)          --
        Purchase of other assets                        (13,092)          --
                                                    -----------    -----------
Net cash provided by investing activities                48,220           --
                                                    -----------    -----------

Cash flows from financing activities
        Proceeds from sales of common stock           1,121,803         58,896
        Due to affiliates                              (151,166)          --
                                                    -----------    -----------
Net cash flow provided by financing activities          970,637         58,896
                                                    -----------    -----------

Net increase in cash                                    234,025            703

Cash at beginning of period                               3,499              9
                                                    -----------    -----------

Cash at end of period                               $   237,524    $       712
                                                    ===========    ===========

Supplemental cash flow information:
        Common stock issued for cash received
        by and services to affiliates               $   337,000    $      --
                                                    ===========    ===========

                                   VoIP, Inc.

                          Notes to Financial Statements


Note A - Organization and Description of Business

The Company was incorporated on August 3, 1998 under its original name of Millennia Tea Masters, Inc. under the laws of the State of Texas.

The Company began operations in October 1998 with its initial order of imported teas from Sri Lanka, has elected a year-end of December 31 and uses the accrual method of accounting.

On April 13, 2004 the Company changed its name to VoIP, Inc. The Company and its subsidiaries develop and manufacture innovative IP telephony customer premise equipment in addition to premium voice over the internet subscriber based telephony services and state of the art long range WiFi technology solutions, for residential and enterprise customers, including multimedia applications.

On February 27, 2004 the Company entered into a stock purchase agreement that provided for the sale of 12,500,000 shares of its common stock in exchange for $12,500 and a commitment by the purchaser to contribute the assets of two start-up companies, eGlobalphone, Inc. and VOIP Solutions, Inc., which occurred effective April 15, 2004.

On June 25, 2004, the Company closed the acquisition of VCG Technology, Inc. d/b/a DTNet Technologies, Inc. ("DTNet") a Florida corporation. The acquisition took the form of the issuance of 2,500,000 shares of VoIP, Inc. restricted common stock in exchange for all issued and outstanding shares of DTNet common stock.

On August 4th, 2004, the Company issued 4,400,000 warrants to two executives to acquire 4,400,000 shares at $1.00 per share.

Effective September 1st, 2004, VoIP Inc. closed the acquisition of Vox Consulting Group, Inc., d/b/a VoIP Americas, a Florida corporation. The acquisition took the form of an exchange of 1,000,000 shares of VoIP restricted common stock in exchange the all issued and outstanding shares of VoIP Americas common stock.

During interim periods, the Company follows the accounting policies set forth in its Annual Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 on Form 10-KSB filed with the United States Securities and Exchange Commission. The information presented herein may not include all disclosures required by generally accepted accounting principles, and the users of financial information provided for interim periods should refer to the annual financial information and footnotes contained in its Annual Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 on Form 10-KSB when reviewing the interim financial results presented herein.

In the opinion of management, the accompanying interim financial statements, prepared in accordance with the instructions for Form 10-QSB, are unaudited and contain all material adjustments, consisting only of normal recurring adjustments necessary to present fairly the financial condition, results of operations and cash flows of the Company for the respective interim periods presented. The current period results of operations are not necessarily indicative of results which ultimately will be reported for the full fiscal year ending December 31, 2004.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note B - Going Concern Uncertainty

The Company commenced operations during the fourth quarter of 1998 and focused significant resources during prior periods in procuring and importing inventory and developing sales and distribution channels. Accordingly, the Company had generated only minimal revenues through first quarter 2004.

Management has taken actions directly related to the acquisition of new business concept to provide, from their operations, sufficient working capital to preserve the entity. Management anticipates that the company will attempt to obtain additional funds from private placements of debt and equity securities.

The revenues through third quarter 2004 are $1,015,065 and show an increase of 19,901% compared to the same period of 2003.

Accordingly, with the acquisitions consummated during last quarters and the projected results for the year, management considers that the Company is no longer in the development stage.



Note C - Summary of Significant Accounting Policies

1.   Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, eGlobalphone, Inc., VoIP Solutions, Inc., DTNet Technologies, Inc., and VoIP Americas from their respective dates of acquisition. All significant inter-company balances and transactions have been eliminated in consolidation.



2. Cash and cash equivalents

For Statement of Cash Flows purposes, the Company considers all cash on hand and in banks, including accounts in book overdraft positions, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

Cash overdraft positions may occur from time to time due to the timing of making bank deposits and releasing checks, in accordance with the Company's cash management policies.



3.   Inventory

Inventory consists of finished goods and is valued at the lower of cost or market using the first-in, first-out method.



4.    Organization costs

The Company has adopted the provisions of AICPA Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" whereby all organization and initial costs incurred with the incorporation and initial capitalization of the Company was charged to operations as incurred.

5.   Advertising expenses

Advertising and marketing expenses are charged to operations as incurred.



6.  Income Taxes

The Company uses the asset and liability method of accounting for income taxes. At September 30, 2004 and December 31, 2003, the deferred tax asset and deferred tax liability accounts, as recorded when material, are entirely the result of temporary differences. Temporary differences represent differences in the recognition of assets and liabilities for tax and financial reporting purposes.

At September 30, 2004 and December 31, 2003 deferred tax assets are related solely to the Company's net operating loss carry forward of approximately $1,400,000 and $303,000, respectively, which is fully reserved. If these carry forwards are not utilized, they will begin to expire in 2018.



 7. Earnings (loss) per share

Basic earnings (loss) per share are computed by dividing the net income (loss) by the weighted-average number of shares of common stock and common stock equivalents (primarily outstanding options and warrants). Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method. The calculation of fully diluted earnings (loss) per share assumes the dilutive effect of the exercise of outstanding options and warrants at either the beginning of the respective period presented or the date of issuance, whichever is later.



Note D - Fair Value of Financial Instruments

The carrying amount of cash, accounts receivable, accounts payable and notes payable, as applicable, approximates fair value due to the short term nature of these items and/or the current interest rates payable in relation to current market conditions.



Note E - Related Party Transactions

As of December 31, 2003, the Company has amounts payable to affiliated entities and/or officers of approximately $151,000. These advances are unsecured, due upon demand and are non-interest bearing.



Note F - Acquisitions

On May 25, 2004 (but effective for all purposes as of April 15, 2004), the Company completed the acquisition of two Florida-based subsidiaries, eGlobalphone, Inc. and VoIP Solutions, Inc. Contribution of these start-up companies was the basis for the original decision to issue a controlling block of shares of common stock to Mr. Ivester. eGlobalphone, Inc. and VoIP Solutions Inc. are both Florida corporations.

In June 2004, the Company acquired DTNet Technologies, Inc. a Florida Corporation. The acquisition took the form of an exchange of 2,500,000 shares of the company's common stock in exchange for all issued and outstanding shares of DTNet common stock. The Goodwill amounting to $5,210,563 is the difference between the fair market value of the DTNet assets as of the date of acquisition, and the valuation of 2,500,000 Company shares at market value at that date.

In September 2004, VoIP Inc. closed the acquisition of Vox Consulting Group, Inc., d/b/a VoIP Americas, a Florida corporation. The acquisition took the form of an exchange of 1,000,000 shares of VoIP restricted common stock in exchange for all issues and outstanding shares of VoIP Americas common stock. The Goodwill amounting to $1,408,301 is the difference between the fair market value of the VoIP Americas assets as of the date of acquisition, and the valuation of 1,000,000 company shares at market value at that date.



Note G - Warrants

On August 4th, 2004, the Company issued 4,400,000 warrants to two executives to acquire 2,200,000 shares at $1.00 per share each. The additional compensation of $3,520,000, shown in General and Administrative expenses in the Consolidated Statement of Operations, is the difference between the market price of the shares and the $1.00 purchase price.



Note H - Subsequent Events

On November 11th, 2004, the Company closed a subscription agreement to sell 1,937,500 shares of common stock to four investors for net proceeds to the Company of approximately $1,400,000. The Company also issued Class A 5 year warrants to purchase a total of 589,250 shares at an exercise price of $1.75 per share, and Class B warrants to purchase a total of 968,700 shares for an exercise price of $1.20 per share during a 30 day period following the effectiveness of a registration statement to register the resale of all shares issued.

DAL:529315.2



You may rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common shares means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy our common shares in any circumstances under which the offer or solicitation is unlawful.

                             ----------------------



                                TABLE OF CONTENTS

Heading                                   Page

Prospectus Summary                          2

Risk Factors                                6

Use of Proceeds                             15

Dividend Policy and Market Data             15

Business and Properties                     16

Management's Discussion and Analysis of
     Financial Condition and Results of
     Operations                             25

Management                                  36

Principal Shareholders                      43

Description of Securities                   44

Plan of Distribution                        48

Investor Suitability Requirement            49

Legal Matters                               51

Experts                                     51

Available Information                       51

Index to Financial Statements               F-1

Until __________, 2005 (90 days from the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                             UP TO 4,349,000 SHARES

                                  COMMON STOCK



                                    PER SHARE





                                   VoIP, Inc.





                               ------------------

                               P R O S P E C T U S
                               ------------------





                              ______________, 2004

DAL:529315.2
                                      II-6
                                     PART II

                  INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

Item 24.          Indemnification of Directors and Officers

         The Registrant's Articles of Incorporation provide that no director of the Registrant will be personally liable to the Registrant or any of its shareholders for monetary damages arising from the director's breach of fiduciary duty as a director, with certain limited exceptions.

         Pursuant to the Texas Business Corporation Act (the "Act"), every Texas corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving in such a capacity at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply. The Registrant's Articles of Incorporation contain provisions authorizing it to indemnify its officers and directors to the fullest extent permitted by the Act.

Item 25.          Other Expenses of Issuance and Distribution

         The estimated expenses of the registration, all of which will be paid by the Company, are as follows:

SEC Filing fee                                   $    859
Printing Expenses
Accounting Fees and Expenses                        2,500
Legal Fees and Expenses
Blue Sky Fees and Expenses
                                                 --------
TOTAL                                           $   3,359

Item 26.          Recent Sales of Unregistered Securities

         Common stock - Registrant has sold and issued the shares of common stock described below within the past three years that were not registered under the Act.

         Effective July 2004, registrant issued 668,688 shares to six individual existing accredited investors. Also effective July 2004, registrant issued 41,688 shares to four accredited individual investors.

         Effective  August  2004,   registrant   issued  50,000  shares  to  one
individual accredited investor in satisfaction of accounts payable totaling $50,000.

         Effective  August  2004,   registrant   issued  653,319  shares  to  46
individual accredited investors.

         Effective September 10th, 2004, registrant issued 1,000,000 shares to acquire all issues and outstanding shares of Voipamericas Inc., common stock.

         Effective September 2004, registrant issued 38,461 shares to one accredited investor.

On November 11, 2004, Registrant issued and sold 1,937,500 shares of common stock, for a purchase price of $0.80 per share, to four accredited investors in a private placement pursuant to Rule 506 of SEC Regulation D, for aggregate proceeds of $1,550,000 (net proceeds of approximately $1,400,000 to Registrant). The investors also received five-year warrants to purchase a total of 589,250 shares for an exercise price of $1.75 per share, and thirty-day warrants to purchase 968,750 shares for an exercise price of $1.20 per share.

         On November 17, 2004, Registrant issued and sold 312,500 shares of common stock, for a purchase price of $0.80 per share, to one additional accredited investor in a private placement pursuant to Rule 506 of SEC Regulation D, for aggregate proceeds of $250,000 (net proceeds of approximately $225,000 to Registrant). The investor also received five-year warrants to purchase a total of 75,000 shares for an exercise price of $1.75 per share, and thirty-day warrants to purchase 125,000 shares for an exercise price of $1.20 per share.



Item 27.          Exhibits

(b)      Exhibits

         (3)      2.1.1

                           Stock Contribution Agreement dated May 25, 2004, between Registrant and Steven Ivester

         (1)      3.1.1    Articles of  Incorporation  ( 3) 3.1.2  Amendment  of
                           Articles of Incorporation
         (3)      4.1      Specimen Stock Certificate
         (8)      5.1      Opinion  of  Andrews  Kurth LLP (3) 10.1  2004  Stock
                           Option Plan
         (2)      10.2     Stock  Purchase  Agreement  dated  February  27, 2004
                           between Registrant and Steven Ivester
         (4)      10.3     Stock  Purchase  Agreement  dated June 25, 2004 among
                           Registrant, DTNet Technologies and Marc Moore
         (5)      10.4     Stock Purchase  Agreement among Carlos Rivas,  Albert
                           Rodriguz, Registrant and Vox Consulting Group Inc.
         (6)      10.5.1   Subscription Agreement
         (6)      10.5.2   Form of Class A Warrant
         (6)      10.5.3   Form of Class B Warrant
         (7)      21.1     Subsidiaries of the Registrant
         (7)      23.1     Consent of Tschopp, Whitaker and Orr
         (8)      23.2     Consent of Andrews Kurth LLP


(1)      Filed as exhibits to Registrant's Form 10SB filed January 19, 2000
(2)      Filed as exhibit to Form 8-K filed March 3, 2004
(3)      Filed as exhibit to Form 8-K filed June 9, 2004
(4)      Filed as exhibit to Form 8-K filed on July 7, 2001
(5)      Filed as exhibit to Form 8-K filed on September 16,2004
(6)      Filed as exhibit to form 8-K filed on November 17, 2004
(7)      Filed herewith
(8)      To be filed by amendment

Item 28.          Undertakings

         The undersigned Registrant hereby undertakes as follows:

         (a) (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Fort Lauderdale, State of Florida, on December 13, 2004.

                                    VoIP, INC.


                                    By:    /s/ Steven Ivester
                                       -----------------------------------------
                                             Steven Ivester, President and Chief
                                             Executive Officer

                                POWER OF ATTORNEY

         In accordance with requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

SIGNATURE                         TITLE                              DATE

/s/ Steven Ivester         Chairman, Chief Executive Officer,  December 13, 2004
---------------------      Director, and President
Steven Ivester

/s/ Osvaldo Pitters        Chief Financial Officer             December 13, 2004
---------------------
Osvaldo Pitters